Exhibit 10.28

DATED 15 JULY 2010

COVINGTON & BURLING LLP

and

FORRESTER RESEARCH LIMITED

and

FORRESTER RESEARCH, INC

UNDERLEASE

Fourth floor and fifth floor

of Clement’s Inn, 265 Strand,

London WC2

Commencement:	15 JULY 2010

Term:	Until 24 September 2021

Rent:	Six Hundred and Ninety Two Thousand Four Hundred and Thirty Six pounds (£692,436) per annum exclusive (subject to review)

TABLE OF CONTENTS

PRESCRIBED CLAUSES	1
UNDERLEASE DETAILS	3
1. INTERPRETATION	4
2. DEMISE	8
3. TENANT’S COVENANTS	8
4. SURETY’S COVENANT	9
5. LANDLORD’S COVENANTS	9
6. RE-ENTRY	10
7. PROVISIONS	11
8. INCUMBRANCES	12
9. OPTION TO DETERMINE	12
10. CERTIFICATE	13
11. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	13
12. EXCLUSION OF SECURITY OF TENURE	13
SCHEDULE 1	14
PART 1	14
THE DEMISED PREMISES	14
PART 2	15
EASEMENTS AND RIGHTS GRANTED	15
PART 3	18
EASEMENTS AND RIGHTS RESERVED	18
SCHEDULE 2	19
TENANT’S COVENANTS	19
SCHEDULE 3	34
RENT REVIEW	34
SCHEDULE 4	37
INSURANCE PROVISIONS	37
SCHEDULE 5	43
FURTHER PROVISIONS	43
SCHEDULE 6	48
DEEDS AND DOCUMENTS	48
SCHEDULE 7	49
SURETY PROVISIONS	49
The Surety covenants with the Landlord that:	49
SCHEDULE 8	53
SERVICE CHARGE	53
PART A	53
THE SERVICES	53
PART B	56
HEADS OF EXPENDITURE CHARGE OR ALLOWANCE	56
PART C	58
CALCULATION AND PAYMENT OF THE SERVICE CHARGE	58
PART D	59
INSURANCE	59
PART E	61
FURTHER PROVISOS AGREEMENTS AND DECLARATIONS	61

i

PRESCRIBED CLAUSES

LR1.	Date of lease 15 JULY 2010

LR2.	Title number(s)

LR2.1	Landlord’s title number(s) Leasehold title number NGL786233

LR2.2	Other title numbers Freehold title number NGL291397

LR3.

Parties to this lease

Landlord

COVINGTON & BURLING LLP a limited liability partnership organised under the Laws of the District of Columbia in the United States of America of 265 Strand, London WC2 1BH.

Tenant FORRESTER RESEARCH LIMITED (company registration number: 03400112) whose registered office is at The Broadgate Tower, 3rd Floor, 20 Primrose Street, London EC2A 2RS.

Guarantor

FORRESTER RESEARCH, INC a company registered under the laws of the State of Delaware, File Number 2593585 whose principal offices are at 400 Technology Square, Cambridge, Massachusetts MA 02139 USA.

LR4.

Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

See the definition of “Property” in Schedule 1 Part 1 of this lease.

LR5.	Prescribed statements, etc. None.

LR6.	Term for which the Property is leased The Term as specified in this lease at page 3 in the definition of “Term”.

LR7.	Premium None.

LR8.	Prohibitions or restrictions on disposing of this lease This lease contains a provision that prohibits or restricts dispositions.

LR9.	Rights of acquisition etc.

LR9.1	Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land None.

LR9.2	Tenant’s covenant to (or offer to) surrender this lease None.

LR9.3	Landlord’s contractual rights to acquire this lease None.

LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property None.

LR11.	Easements

LR11.1	Easements granted by this lease for the benefit of the Property The easements as specified in Part 2 of Schedule 1 of this lease.

LR11.2	Easements granted or reserved by this lease over the Property for the benefit of other property The easements as specified in Part 3 of Schedule 1 of this lease.

LR12.	Estate rentcharge burdening the Property None.

LR13.	Application for standard form of restriction None.

LR14.	Declaration of trust where there is more than one person comprising the Tenant None.

UNDERLEASE DETAILS

Date:	15 JULY 2010

Landlord:	COVINGTON & BURLING LLP a limited liability partnership organised under the Laws of the District of Columbia in the United States of America of 265 Strand, London WC2 1BH.

Tenant:	FORRESTER RESEARCH LIMITED (company registration number: 03400112) whose registered office is at The Broadgate Tower, 3rd Floor, 20 Primrose Street, London EC2A 2RS.

Surety:	FORRESTER RESEARCH, INC a company registered under the laws of the State of Delaware, File Number 2593585 whose principal offices are at 400 Technology Square, Cambridge, Massachusetts MA 02139 USA.

Building:	265 Strand, London WC2 as shown edged red on Plan 3 and as registered at the Land Registry under title number NGL291397 and the premises shown edged red on Plan 4 as more particularly described in the Superior Lease and as registered at the Land Registry under title number NGL786233.

Premises:	The Fourth Floor and the Fifth Floor of the Building as the same is more particularly described in Schedule 1 Part 1.

Term:	From 15 JULY 2010 until (and including) 24 September 2021.

Yearly Rent:	Six Hundred and Ninety Two Thousand Four Hundred and Thirty Six pounds (£692,436) exclusive of VAT.

Rent Commencement Date:	15 JULY 2011

Review Date:	29 September 2016

Permitted Use:	Subject to clause 1.12 of Schedule 2 Offices within Use Class B1(a) of the Town and Country Planning (Use Classes) Order 1987.

Determination Date:	14 JULY 2015

THIS UNDERLEASE is made on the date specified in the Underlease Details between the Landlord and the Tenant.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Underlease, except where the context otherwise requires:

Access Road means the road coloured blue on Plan 3;

Adjoining Property means the land and buildings shown edged green on Plan 3;

Brown Roadway means the road coloured brown on Plan 3;

Business Hours means 08:00 to 20:00 hours Monday to Friday and 08:00 to 12:00 hours on Saturday;

CDM Regulations means the Construction (Design and Management) Regulations 2007;

Certificate means the certificate signed by the Landlord’s Surveyor, or the Landlord’s auditors or accountants (acting as expert and not as arbitrator) as soon after the end of the Relevant Financial Year as reasonably practicable and relating to such year, which certificate shall contain a fair summary of the Landlord’s Expenses for the Relevant Financial Year;

Common Parts includes the roof, foundations, and main structure of the Building party and perimeter walls, the roads, vehicle ways, access ways, service yards, forecourts and pavements, landings, entrance halls, corridors, fire escapes, stairways, lifts, escalators, ramps, toilet accommodation, Conducting Media (other than any exclusively serving any Lettable Space), Plant for the supply of any services to the Building or the tenants or occupiers thereof (other than as aforesaid) and all other facilities provided or available for common or general use in or forming part of the Building (other than Lettable Space);

Conducting Media means sewers, drains, gutters, rain water pipes, watercourses, telecommunications, water, gas, electric, mains and other pipes, wires, cables, ducts and any other conducting media of whatsoever nature;

Conduits means tanks, pipes, sprinklers, wires, cables, drains, meters, ducts, trunking, sewers, gutters and associated apparatus and other similar items;

Counsel means leading counsel (having appropriate experience);

Demised Premises means the Premises specified in the Underlease Details;

PLAN 1

NOTES

THIS DRAWING IS ISSUED FOR LEASE REGISTRATION PURPOSES ONLY

THIS LEASE PLAN IS COMPILED FROM CLIENT SUPPLIED DATA AND SURVEY DATA SUPPLIED BY OTHERS

THIS DRAWING CONTAINS ORDNANCE SURVEY DATA WHICH HAS BEEN REPRODUCED WITH THE PERMISSION OF THE CONTROLLER OF HER MAJESTYS STATIONARY OFFICE. CROWN COPYRIGHT 2005.

TCH

DEMISE

SITE BOUNDARY

GENERAL ARRANGEMENT - FOURTH FLOOR
SCALE 1:200

Queen's Building
Royal Courts of Justice
St Clement's Well
STRAND
STRAND
St Clement Danes Church
Australia House

LOCATION PLAN
SCALE 1:1250

Client: Covington & Burling LLP	Project: 265 Strand, London, WC2R 1BH	Job No. 858598	Drawing No. LP - 1	COLLIERS CRE
Drawn: SF	Checked: -	Title: LEASE PLAN	Scale: 1:200@A3, 1:1250@A3	Date: 07.04.10

PLAN 2

NOTES

THIS DRAWING IS ISSUED FOR LEASE REGISTRATION PURPOSES ONLY

THIS LEASE PLAN IS COMPILED FROM CLIENT SUPPLIED DATA AND SURVEY DATA SUPPLIED BY OTHERS

THIS DRAWING CONTAINS ORDINANCE SURVEY DATA WHICH HAS BEEN REPRODUCED WITH THE PERMISSION OF THE CONTROLLER OF HER MAJESTYS STATIONARY OFFICE. CROWN COPYRIGHT 2005.

DEMISE

SITE BOUNDARY

TCH

GENERAL ARRANGEMENT - FIFTH FLOOR
SCALE 1:200

Rev	Date	Details	Drawn

Client: Covington & Burling LLP

Drawn: SF

Checked:

Project: 265 Strand, London, WC2R 1BH

Title: LEASE PLAN

Job No.: B38898

Drawing No.: LP - 2

Scale: 1:200@A3 1:125@A3

Date: 07.04.10

COLLIERS CRE

PLAN 3

ALDWYCH
91
95
99
101
81
STRAND
SERVICE DOOR
CLEMENTS INN
STAFF DOOR
THOMAS MORE BUILDING
ROYAL COURTS OF JUSTICE

TCH

BUILDING IMPROVEMENTS

CLEMENTS INN, 265 THE STRAND

G

X-0G-01D

NOT FOR CONSTRUCTION

PLAN 4

ALDWYCH
STRAND
81
91
95
99
101
CLEMENTS INN
THOMAS
MORE
BUILDING
ROYAL
COURTS
OF JUSTICE
BASEMENT
SERVICE
DOOR

X TCH X

DyerBrown

BUILDING IMPROVEMENTS

CLEMENTS INN, 265 THE STRAND

G GROUND FLOOR

X-0G-01C

NOT FOR CONSTRUCTION

ending of the Term means the coming to an end of the Term in any way including expiration, termination, surrender, frustration and forfeiture;

Excluded Costs means:

(i)	The carrying out of any works or any expenditure or any costs and fees in relation to any part of the Building which is either let or intended to be let;

(ii)	Any costs of or incidental to the recovery of the principal rent, service charge or insurance rent from any other tenants of the Building or enforcing covenants against such tenants or in relation to negotiation and settlement of any rent review;

Financial Year means the period ending on the 30th day of September in each year, or such other date as the Landlord may in its reasonable discretion from time to time determine, and Relevant Financial Year shall be construed accordingly;

Group means a group of companies within the meaning of section 42 of the Landlord and Tenant Act 1954, and in the case of partnerships includes any partnership or partnerships which, on a true and fair assessment of the nature and identity of the ownership or control of such partnership, would fall within such section were either one or both of such entities a company rather than a partnership;

Insured Risks shall have the meaning set out in the Superior Lease together with such other risks as the Tenant may reasonably require and which the Superior Landlord agrees to insure against (subject to any excesses exclusions and limitations applicable thereto from time to time);

Landlord means the Landlord specified in the Underlease Details, and any other person as may for the time being be entitled to the reversion immediately expectant on the ending of the Term;

Landlord’s Conducting Media and Plant means Conducting Media and Plant not exclusively serving the Demised Premises,

Landlord’s Expenses means subject to the provisions of Schedule 8 all costs, expenses, and other amounts paid, or incurred, or allowed, by or on behalf of the Landlord, whether directly, or by way of contribution or reimbursement in connection with the provision of the Services set out in Part A of Schedule 8, or under the heads of expenditure charge or allowance set out in Part B of Schedule 8 together with: (a) a reasonable proportion of any amounts paid or incurred prior to the commencement of the Term (to the extent referable to the Term) and (b) a sum or sums of money by way of reasonable provision for anticipated expenditure in each case, as the Landlord or the Landlord’s Surveyor (as the case may be) may reasonably allocate to the Relevant Financial Year as being fair and reasonable in the circumstances but excluding costs, expenses and other amounts recovered from any insurance policy (unless the relevant insurance policy shall have been vitiated by the act or default of the Tenant or any undertenant or their respective servants, agents, licensees or visitors) and excluding any Excluded Costs;

Landlord’s Surveyor means a reputable firm of Chartered Surveyors appointed by or acting for the Landlord to perform the function of a surveyor for any purpose under this Underlease;

Lettable Spaces means any areas within the Building which are designed for, and capable of, exclusive beneficial occupation (including the Demised Premises but excluding the Common Parts and Service Accommodation);

Permitted Part means a whole floor or part of a floor of the Demised Premises;

Plan 1 means the plan so marked annexed to this deed;

Plan 2 means the plan so marked annexed to this deed;

Plan 3 means the plan so marked annexed to this deed;

Plan 4 means the plan so marked annexed to this deed;

Plant means plant, equipment, machinery, apparatus and installations;

the Principal Yearly Rent means the Yearly Rent specified in the Underlease Details or else the principal yearly rent ascertained in accordance with Schedule 3;

Regulations means any regulations, and any variations or additions thereto, from time to time notified in writing to the Tenant and made by or on behalf of the Landlord, for the proper management, care or security of the Building or the comfort, safety or convenience of occupants thereof or persons resorting thereto;

Reinstatement Specification means the specification referred to in the Superior Lease

Service Accommodation means any offices, workshops, storerooms, caretaker’s lodges, garaging for vehicles, or other accommodation (whether on the Building or not) provided or used by, or for the Landlord or its agents, for the purpose of administering the Building or in connection with the carrying out or provision of any of the Services;

Service Charge means the Tenant’s Proportion of the Landlord’s Expenses and the whole of the Landlord’s Expenses relating solely to the Demised Premises;

Services means subject to the provisions of Schedule 8, the services rendered works undertaken and obligations and costs assumed by or on behalf of the Landlord as described in Part A of Schedule 8;

Statute means:

(i)	an Act of Parliament and sub-ordinate legislation; and

(ii)	a law, decree or direction of the European Community or other supranational body having effect as law in England,

now or from time to time in force;

Superior Landlord means the estate owner for the time being of any interest in reversion (whether mediate or immediate) on the termination of the term granted by the Superior Lease;

Superior Lease means the lease dated 7 September 2001 under which the Landlord holds the Demised Premises;

Tenant means the Tenant specified in the Underlease Details and its successors in title and assigns;

Tenant’s Proportion means subject to the provisions of Schedule 8 such fair and reasonable proportion as the Landlord’s Surveyor shall from time to time determine;

Term means the term of years granted by this Underlease;

Tower 1 means the land and buildings edged purple on Plan 3; and

this Underlease or this Lease means this deed and any instrument made under it or supplemental to it.

the 1954 Act means the Landlord and Tenant Act 1954

1.2	In this Underlease, unless otherwise specified:

(a)	a reference to a clause, or a schedule, is a reference to a clause of, or a schedule to this Underlease;

(b)	a reference to a paragraph is a reference to a paragraph of the schedule in which the reference appears, and a reference to a sub-paragraph is to a sub-paragraph of the paragraph in which the reference appears;

(c)	headings to clauses and paragraphs are for convenience only, and do not affect the interpretation of this Underlease;

(d)	a covenant by the Tenant not to do any act, matter or thing includes a covenant not to cause or permit or suffer the doing of it;

(e)	a reference to a particular Statute shall be construed as a reference to that Statute as it may have been or may in the future be amended, modified or re-enacted and to any regulation, statutory instrument, order, byelaw, direction or other provision that may have been made or may in the future be made under it;

(f)	where a party consists of two or more persons, the obligations of such persons are joint and several subject to the provisions of Schedule 5; and

(g)	any rights easements and privileges reserved to the Landlord under this Underlease and the benefit of all other provisions which may be exercised under this Underlease by the Landlord, shall also be for the benefit of and be exercisable by any Superior Landlord and any provision requiring the consent or approval of the Landlord, shall be construed as being deemed to require also the consent or approval of any Superior Landlord where necessary and any indemnity given to the Landlord shall be deemed to extend to any Superior Landlord.

1.3	This Underlease incorporates the Underlease Details first before written.

2.	DEMISE

In consideration of the rents reserved by this Underlease, and the covenants on the part of the Tenant, the Landlord (at the request of the Surety) demises unto the Tenant with full title guarantee all those the Demised Premises to hold the Demised Premises unto the Tenant for the Term specified in the Underlease Details, together with the easements and rights specified in Part 2 of Schedule 1, except and reserved to the Landlord and all persons authorised by the Landlord or otherwise entitled the easements and rights specified in Part 3 of Schedule 1 yielding and paying to the Landlord:

(a)	the Principal Yearly Rent by equal quarterly payments in advance on the 24th March, 25th June, 29th September and 25th December in every year, the first payment in the sum of £1 in respect of the period from the date hereof to the Rent Commencement Date specified in the Underlease Details, to be made on the date hereof and the second payment in respect of the period commencing on the Rent Commencement Date specified in the Underlease Details up to the quarter day next thereafter to be made on such Rent Commencement Date;

(b)	a fair and reasonable proportion of monies paid by the Landlord pursuant to clause 2(B) of the Superior Lease or, if the Superior Lease has been determined, a fair and reasonable proportion of the costs and expenses properly incurred by the Landlord in connection with its obligations under Schedule 4; and

(c)	Service Charge Rent: by way of further rent within 21 days of demand, the Service Charge payable at the times and in the manner set out in Part C of Schedule 8.

(d)	Further Rent: by way of further rent all interest and other amounts payable under and at the times set out in this Underlease; and

(e)	Value Added Tax: the Value Added Tax which is or may be chargeable (by reason of an election of the Landlord or otherwise) in respect of the rents reserved by this Underlease.

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord in accordance with Schedule 2.

4.	SURETY’S COVENANT

The Surety covenants with the Landlord in accordance with Schedule 7.

5.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

5.1	That the Tenant may peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it.

5.2	To use reasonable endeavours, at the request and cost of the Tenant, to procure that the landlord under the Superior Lease observes and performs the covenants imposed on the landlord in the Superior Lease and to make any application for consent to the Superior Landlord as requested by the Tenant (but only at the Tenant’s expense).

5.3	To observe and perform the tenant’s covenants contained in the Superior Lease, save to the extent that the Tenant covenants to observe and perform such obligations under this Lease.

5.4	To provide the following services:

(a)	so often as may be necessary and appropriate to repair, clean, repoint, decorate, and paint in a good and workmanlike manner:

(i)	the structure of the Building including the roof and its structural parts, the foundations, the external walls and any internal structural walls and the walls which bound the Common Parts (but not the interior faces of any walls bounding any Lettable Space) the structural slabs and joists of the floors and ceilings, and any boundary walls and fences;

(ii)	the Conducting Media in under and upon the Building (other than those comprised in or exclusively serving the Demised Premises or any Lettable Space) capable of being used by the Tenant in common with others;

(iii)	the boilers and the heating and air-conditioning/circulating systems and hot water apparatus (if any) and security systems in the Building (except any now or hereafter installed which exclusively serve the Demised Premises or any Lettable Space, and which do not comprise part of a general heating or air-conditioning and/or circulating system serving the Building) capable of being used by or benefitting the Tenant in common with others, AND PROVIDED THAT if the Landlord is obliged under the Superior Lease at any time during the Term, or at the end of the Term to replace or renew the standby generator in the Demised Premises, the Landlord’s obligation in that respect will be satisfied by the provision of a standby generator with a capacity of 750kva rather than a standby generator having a capacity equivalent to that of the existing standby generator; and

(iv)	the lifts, lift shafts, escalators and machinery (if any) and the passages, landings and staircases and other areas within the Building capable of being used for access by the Tenant in common with others;

(b)	during Business Hours (and during such additional hours as the Tenant shall reasonably request at the sole cost of the Tenant) to provide the Demised Premises and Common Parts with heating, ventilation and air conditioning so that suitable and proper temperatures may be provided in accordance with the operating and design specification of the Plant; and

(c)	to keep the lifts operational, and the entrances and passageways and corridors within the Common Parts which may reasonably be expected to be used for access by the Tenant, clean and reasonably lit.

5.5	To provide, manage and operate such of the other services mentioned in Part A of Schedule 8 hereto as shall from time to time be reasonably necessary or desirable in accordance with the principles of good estate management.

5.6	Not to permit any subletting under clause 2.21(c) of the Superior Lease which could restrict the Tenant’s ability to allow the Demised Premises to be occupied by a maximum of three occupiers (including the Tenant) pursuant to clause 1.21(a) of Schedule 2.

6.	RE-ENTRY

Without prejudice to any other rights or remedies of the Landlord if:

(i)	any of the rent reserved by this Underlease is in arrears for twenty one days after it becomes due (whether or not it has been legally demanded); or

(ii)	there is any breach of any of the tenant’s covenants in this Underlease; or

(iii)	the Tenant, or the Surety, or any other party who at any time guarantees the obligations of the Tenant:

A.	enters into any scheme, compromise, moratorium or arrangement with any of its creditors other than in the normal course of business and not involving a reduction in capital; or

B.	has an execution, distress, sequestration or other process levied on any of its assets which is not discharged within twenty-one days; or

(iv)	the Tenant or the Surety or any such other surety being a company incorporated in the United Kingdom:

A.	is struck off the register of companies; or

B.	being an unlimited company is registered with limited liability; or

C.	has a petition presented for the appointment of an administrator (otherwise than for frivolous or vexatious reasons) which in any case has not been withdrawn within twenty one days or has an administrator appointed; or

D.	has a petition presented for its winding up (otherwise than for frivolous or vexatious reasons) which in any case has not been withdrawn within twenty-one days or has a winding up order made against it, or it otherwise enters into a voluntary winding up or a meeting is convened for the purpose of considering a resolution for its winding up, or a meeting is convened for the purpose of considering a resolution for its winding up (other than a voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction or any amalgamation, merger or reconstruction resulting in a solvent corporation); or

E.	has a receiver or administrative receiver appointed over all or any of its assets;

(v)	the Tenant or the Surety being an individual:

A.	has a petition presented for his bankruptcy (otherwise than for frivolous or vexatious reasons) which in any case has not been withdrawn within twenty-one days or has a bankruptcy order made against him; or

B.	is the subject of an order or appointment under section 253, 273 or 286 of the Insolvency Act 1986; or

C.	is unable to pay his debts within the meaning of sections 267 and 268 of the Insolvency Act 1986;

(vi)	any circumstances exist or event occurs with respect to the Tenant, or the Surety, or any such other surety in any jurisdiction which has an effect equivalent or similar to any of those mentioned in this clause then the Landlord may at any time re-enter the Demised Premises or any part in the name of the whole and forfeit this Underlease whereupon this Underlease and the Term created by it shall come to an end.

7.	PROVISIONS

7.1	This Lease incorporates:

(i)	the rent review provisions in Schedule 3; and

(ii)	the insurance provisions in Schedule 4; and

(iii)	the further provisions in Schedule 5; and

(iv)	the provisions relating to Service Charge in Schedule 8;

and the Landlord and Tenant covenant with one another to comply with their respective obligations in such Schedules.

7.2	The Landlord and the Tenant will cooperate with each other:

(i)	by the Tenant providing whatever information the Landlord reasonably requires relating to the energy, water consumption and waste management statistics for the Demised Premises and by the Landlord providing what information the Tenant reasonably requires relating to such statistics for the Common Parts; and

(ii)	in a reasonable manner in respect of any energy saving or carbon reduction initiative that the Landlord (acting reasonably) may choose to implement in relation to the Building, or that the Tenant (acting reasonably) may choose to implement) but not so as to breach any of the Tenant’s covenants in this Underlease in relation to its use of the Demised Premises.

8.	INCUMBRANCES

(a)	This Underlease is made subject to the matters contained or referred to in the deeds and documents referred to in Schedule 6.

(b)	The Tenant covenants with the Landlord to observe and perform such matters insofar as the same are binding upon the Landlord and relate to the Demised Premises.

9.	OPTION TO DETERMINE

9.1	If the Tenant shall desire to determine the Term on the Determination Date, and shall give to the Landlord not less than 9 months previous written notice of such desire then provided that:

(a)	the Tenant shall up to the Determination Date pay the Yearly Rent payable under this Underlease; and

(b)	the Tenant shall on or before the Determination Date give up occupation of the Demised Premises; and

(c)	the Tenant shall on or before the Determination Date pay to the Landlord in cleared funds a penalty of 6 months rent together with Value Added Tax thereon then the Term shall absolutely cease and determine on the Determination Date, but without prejudice to the remedies of either party against the other in respect of any antecedent claim or breach of covenant.

9.2	If the Tenant does not exercise the option to determine this Underlease as set out in clause 9.1 above the Tenant shall be granted a rent free period from the Determination Date until the 14 April 2016.

9.3	This paragraph 9 shall not have the effect of making time of the essence for the purpose of rent review.

10.	CERTIFICATE

The parties certify that this Underlease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

11.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Underlease do not intend that any term of this Underlease is to be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Underlease.

12.	EXCLUSION OF SECURITY OF TENURE

12.1	The parties confirm that:

12.1.1	The Landlord has served a notice on the Tenant, as required by Section 38A(3)(a) of the 1954 Act applying to the tenancy created by this Lease before this Lease was entered into

12.1.2	Lee Medlock who was duly authorised by the Tenant to do so made a Statutory Declaration dated 14 July 2010 in accordance with Section 38A(3)(b) of the 1954 Act; and

12.1.3	There is no Agreement to Lease to which this Underlease gives effect.

12.2	The parties agree that the provisions of Sections 24 to 28 of the 1954 Act are excluded in relation to the tenancy created by this Underlease

IN WITNESS whereof the Landlord and Tenant have executed this document as a deed the day and year first before written.

SCHEDULE 1

PART 1

THE DEMISED PREMISES

The Fourth floor and the Fifth floor of the Building shown edged red on Plans 1 and 2 annexed hereto all which premises include:

(a)	the internal finishings, linings, coverings and the fixings thereof and plaster work, tiles and other materials on the interior of the walls bounding the said premises, the doors, door furniture, and door frames and the glass in any windows and the internal window frames;

(b)	the internal non-structural walls, other partitions, plaster coverings and plaster work of all internal walls (structural and non-structural) and all partitions within the said premises and the doors, door furniture and door frames in such internal walls and partitions;

(c)	one half severed medially of all non-structural walls separating the said premises from adjoining premises (including the Common Parts) in the Building;

(d)	the finishings, linings coverings and fixings of the ceilings and floors, including suspended ceilings and raised floors to the said premises;

(e)	the void between the ceiling and the false ceiling, and the void between the floor slab and the raised floor;

(f)	all landlord’s fixtures and fittings (other than the Landlord’s Conducting Media and Plant and Tenant’s and trade fixtures and fittings) at any time in or about the said premises; and

(g)	all conduits, plant, machinery and other conveniences exclusively serving the premises,

but exclude:

(i)	the main structure of the Building including the roof and its structural parts, the foundations its external walls and any internal structural walls, the structural slabs and joists of the ceilings and floors and any boundary walls and fences;

(ii)	the window frames fitted into the external elevations of the Building;

(iii)	the Common Parts; and

(iv)	Landlord’s Conducting Media and Plant.

PART 2

EASEMENTS AND RIGHTS GRANTED

The following rights (in common with the Landlord and all others now or hereafter entitled to the like rights and subject to the terms of this Underlease and compliance with the Regulations):

1.	Subject to paragraph 9 of this Part 2 of this Schedule 1, and subject to the Tenant paying a fair and equitable proportion of the cost of cleaning, maintaining, repairing and replacing the same, the right for the Tenant and all persons authorised by it in common with the Landlord and all persons having a like right to pass and repass at all times with or without vehicles over and remain on the Access Road in order to gain access to and egress from the Demised Premises. This right is subject to:

(a)	the right of the owner for the time being of the freehold interest in the relevant part of the Adjoining Property to erect and thereafter maintain gates along the boundary of the Access Road with the public highway, subject to there being established proper and reasonable regulations for the use and operation of such gates, in a manner enabling the above right to be freely exercised at all reasonable times; and

(b)	the right of such owner to impose reasonable regulations from time to time as to the use of the Access Road.

2.	The right of access to and from the exit marked on Plan 3 (“Service Door”) over the route coloured yellow both for escape in emergency, and for the loading and unloading of goods, or along such other route or routes as may be reasonably specified by the owner for the time being of the freehold interest in the Adjoining Property from time to time.

3.	Subject to paragraph 9 of this Part 2 of this Schedule 1, the right to use the Conduits now or during the Term laid or running through, under or over the Adjoining Property and Tower 1 (including the Access Road and the Brown Roadway) for the passage of gas, water, electricity, soil and other services to and from the Demised Premises. This right is subject to the liability to contribute a fair proportion of the cost of cleaning, maintaining, repairing and replacing every such Conduit used in common for the benefit of the Demised Premises and any other property.

4.	The right at all reasonable times, upon reasonable notice, to enter onto the Adjoining Property and Tower 1 in order to repair, replace and maintain such Conduits SUBJECT TO the person exercising such right using all reasonable endeavours to minimise any inconvenience and damage caused and making good to the reasonable satisfaction of the freehold owner of the relevant part of the Adjoining Property and Tower 1 any damage caused as soon as reasonably practicable.

5.	The right to service and make deliveries to the Demised Premises through the service door indicated on Plan 4.

6.	Subject to paragraph 9 of this Part 2 of this Schedule 1 the right to use and maintain the wires and cabling now or during the Term running through, under or over the Adjoining Property from the electricity sub-station standing on the Adjoining Property and serving the Demised Premises.

7.	The right of support as presently provided by the Adjoining Property to the Demised Premises.

8.	Subject to paragraph 9 of this Part 2 of this Schedule 1 and subject to the Tenant paying a fair and equitable proportion of the cost of maintaining, repairing and renewing the same, the right to pass and repass on foot only over the Brown Roadway for the purposes of gaining access to and egress from the Demised Premises.

9.	In the event that the owner of any part of the Adjoining Property or Tower 1 over which a right is exercised by or on behalf of the Tenant, or by any person claiming under or through the Tenant pursuant to the terms of this Part 2 of this Schedule 1 wishes to redevelop (partially or wholly) the relevant part of the Adjoining Property or Tower 1, then the right hereby granted is expressly made subject to the right of the estate owner to vary the route or position of the right hereby granted, provided that there shall be made available alternative rights of reasonable equivalence in substitution for those previously enjoyed.

10.	Ingress and egress on foot only, over and along the access ways, pavements, entrance halls, stairways, landings and lifts and escalators (if any) within the Common Parts leading to and from the Demised Premises in any such case as the Landlord may from time to time direct.

11.	To use, and with the Landlord’s consent which shall not be unreasonably withheld or delayed, to connect into all Conducting Media now or hereafter provided from time to time for the Demised Premises and laid in under or over the Building or in under or over any property across which the Landlord shall have rights to carry the same for the passage of surface water and sewage from and water, gas, electricity, telecommunications and other services to and from the Demised Premises.

12.	To use such of the toilets and ancillary facilities in the Building as may from time to time be allocated by the Landlord for the Demised Premises (whether exclusively or in common with others).

13.	To use the refuse receptacles and facilities provided by the Landlord for the Tenant’s use.

14.	With the consent of the Landlord, which consent shall not be unreasonably withheld or delayed, and subject to compliance with the terms of clause 1.11 of Schedule 2, the right to install telecommunications cables and associated equipment and apparatus (“the Equipment”) in such locations within the Building as the Landlord may approve in order to provide telecommunications services to the Demised Premises by the Tenant’s chosen provider and the right to have access to use and maintain the Equipment save that any access to the Landlord’s basement/ground floor telecommunications room shall only be given at such times as may be agreed with the Landlord and always under the supervision of the Landlord’s staff.

PART 3

EASEMENTS AND RIGHTS RESERVED

1.	The right to erect or alter or to consent to the erection or alteration of any building for the time being on any adjoining or neighbouring property provided that such erection or alteration shall not materially diminish the access of light and air enjoyed by the Demised Premises.

2.	The right of free and uninterrupted passage and running of water, soil, gas, electricity and of all other services or supplies through such Conduits as are now or may hereafter be in, on or under the Demised Premises and serving or designed to serve the Building or adjoining or neighbouring property or any buildings now or hereafter erected thereupon together with the right to enter upon the Demised Premises to inspect, repair, replace or maintain any such conduits subject to the person exercising such right using reasonable endeavours to minimise any inconvenience and damage caused and making good to the reasonable satisfaction of the Tenant any damage caused as soon as reasonably practicable.

3.	The rights and liberties to enter upon the Demised Premises in the circumstances in which in the covenants by the Tenant contained in this Underlease, the Tenant covenants to permit such entry including entry by security staff (if any) employed by the Landlord or its agents at anytime by day or night as it or they shall consider fit in order properly and lawfully to discharge their duties.

4.	The right to enter the Demised Premises at all reasonable times on reasonable notice with or without workmen and others, and all necessary appliances and materials in order to inspect, maintain, execute works repairs or alterations to the Conducting Media and Plant, or the security control board, in through, over under or upon the Demised Premises and to maintain, execute works repairs or alterations to any part of the Building which cannot reasonably be accessed other than by entry to the Demised Premises, provided that such rights shall be exercised so as to cause as little inconvenience to the Tenant as is reasonably practicable, and making good to the reasonable satisfaction of the Tenant any physical damage caused as soon as reasonably practicable.

5.	The rights and liberties referred to in the registered title numbers NGL291397 and NGL786233.

6.	A right of way without interference through the Demised Premises in the event of fire or other emergency or for practice drills.

SCHEDULE 2

TENANT’S COVENANTS

1.1	Rent

(a)	To pay the rents reserved by this Underlease at the times and in the manner specified without any deduction (save those that the Tenant is required by law to make).

(b)	Save as aforesaid, not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to set-off.

1.2	Outgoings

(a)	To pay and discharge all existing and future rates, taxes, duties, charges, assessments, outgoings and impositions (whether parliamentary, local or otherwise and whether of a capital, revenue, non-recurring or wholly novel nature) which are now or may at any time be assessed, charged or imposed upon the Demised Premises or on the owner or occupier in respect of them or anything done (save any tax/charge in respect of the receipt of rents or any dealing with any reversionary interest to this Lease) on them or pending separate assessment of the Demised Premises, a fair and equitable proportion to be determined by the Landlord (acting reasonably) of any sum payable in respect of property of which the Demised Premises form part.

(b)	To pay for all gas, electricity and water consumed or used on or for the Demised Premises, and all standing charges for meters and installation hire and maintenance in respect thereof, and to observe all regulations and requirements of the relevant supply authorities and to pay for all telephone and other communication systems serving the Demised Premises including in all above cases for the avoidance of doubt any taxes chargeable on such amounts.

1.3	Repair

(a)	Save in the case of damage by Insured Risks (except to the extent the insurance effected is vitiated, avoided or forfeited or the payment of the policy monies is refused or withheld by reason of the act or omission of the Tenant or any person deriving title under the Tenant or their respective servants, agents or licensees unless and to the extent that the Tenant shall have made good the deficiency in the insurance monies):

(i)	to keep the Demised Premises in good and substantial repair and condition and, to the extent necessary to comply with its obligation in whole or in part rebuild, replace or renew them; and

(ii)	to maintain properly at all times, and replace from time to time with others of modem and up to date design all lessor’s fixtures and fittings which become incapable of repair.

Save that the Tenant shall not be obliged to keep the Demised Premises in a better condition than evidenced by the Schedule of Condition attached hereto.

1.4	Decoration, maintenance and cleaning

(a)	In 2016, and in every subsequent fifth year of the Term or more frequently if necessary and also in the three months immediately before the ending of the Term (unless the Demised Premises have been redecorated within 6 months thereof) to paint, clean or otherwise treat as the case may be all the inside structure and other internal parts of the Demised Premises usually or requiring to be painted, cleaned or otherwise treated in a good and workmanlike manner or otherwise decorate in a like manner all such parts usually or requiring to be decorated, the colour and method of all such painting and other works in the last 6 months of the Term to be approved by the Landlord (such approval not to be unreasonably withheld or delayed).

(b)	Forthwith to replace all broken or damaged glass in the Demised Premises with glass of the same colour tint and specification.

(c)	To clean the internal faces of all windows and window frames and other glass comprised in the Demised Premises as often as necessary, but at least once in every month.

1.5	Yielding up

(a)	At the ending of the Term:

(i)	quietly to yield up the Demised Premises (except lessee’s and trade fixtures and fittings which shall at the request of the Landlord be removed prior to the ending of the Term) in a condition consistent with the due performance and observance by the Tenant of its covenants in this Underlease;

(ii)	if any alterations or additions have been made to the Demised Premises by the Tenant or any person deriving title under the Tenant, to reinstate the Demised Premises to their layout and condition on the date hereof;

(iii)	to remove from the Demised Premises every sign, notice or other notification belonging to the Tenant or any person deriving title under the Tenant; and

(iv)	to make good all damage caused by the removal of fittings, furniture and effects,

to the reasonable satisfaction of the Landlord.

(b)	If the Tenant fails to leave the Demised Premises in such condition, to pay to the Landlord the reasonable and proper cost of remedying such default.

1.6	Statutes

(a)	To comply with all Statutes and the lawful requirements or directions of any government department, local authority or other competent authority affecting the Demised Premises or their use and occupation.

(b)	To execute all works and obtain all certificates and licences, and provide and maintain all arrangements which by or under any Statute or any such requirement or direction are or may be lawfully directed or required to be executed, obtained, provided or maintained upon or in respect of the Demised Premises.

(c)	Not to do or omit to do on the Demised Premises anything by reason of which the Landlord may, under any Statute or any such requirement or direction, incur or have imposed upon it or become liable to pay any penalty, damages, compensation, cost, levy, charge or expense Provided that this obligation shall extend only to the knowing acts or omissions of the Tenant in circumstances in which the relevant liability arises as a result of a voluntary act of the Landlord.

(d)	Upon receipt to deliver to the Landlord a copy of any communication from a government department, local authority or other competent authority affecting the Demised Premises and at the cost of the Tenant to make or join in making such objections, representations or appeals against or in respect of it as the Landlord may reasonably require.

1.7	Planning

(a)	To obtain from the relevant planning authority on its own behalf, and on behalf of the Landlord, all permissions and to serve such notices as may be required for the carrying out any development on the Demised Premises or the institution or continuance of any use.

(b)	Notwithstanding any other approval granted under this Lease, not to make any application for such permission without the consent of the Landlord (such consent not to be unreasonably withheld or delayed).

(c)	If any planning permission is granted subject to conditions, not to carry out such development or institute or continue such use before adequate security for the compliance with such conditions has been produced to the Landlord.

(d)	To pay and satisfy any charge or levy imposed in respect of carrying out or maintenance of any such development or the institution or continuance of any such use.

(e)	Before the ending of the Term, and unless the Landlord shall otherwise direct, to carry out in a good and workmanlike manner with suitable materials of good quality any works stipulated to be carried out by a date after the ending of the Term as a condition of any planning permission granted on the application of the Tenant during the Term and implemented by the Tenant in whole or in part.

1.8	Entry upon the Demised Premises

(a)	To permit the Landlord, and persons authorised by the Landlord, to enter the Demised Premises at reasonable times after prior notice (except in an emergency) and where requisite to remain with or without workmen, materials and equipment:

(i)	to alter, maintain or repair the Building or any adjoining property or its services;

(ii)	in connection with the development of such property;

(iii)	in connection with the easements and rights reserved by this Underlease;

(iv)	to comply with the covenants, conditions and restrictions (if any) affecting the reversion on the Term;

(v)	to inspect the Demised Premises and any alterations or additions being carried out;

(vi)	to complete an inventory of the lessor’s fixtures and fittings;

(vii)	to measure or value the Demised Premises;

(viii)	to remedy any breach of the Tenant’s covenants in this Underlease;

(ix)	to enable the Landlord to comply with any of its covenants and for all purposes in connection with the Services;

(x)	to inspect and measure the Demised Premises and for all purposes connected with any intended or pending step under the provisions of Part II of the Landlord and Tenant Act 1954 or the review of the Yearly Rent hereunder;

(xi)	to inspect and execute repairs, additions or alterations to or upon or maintain the Building and any adjoining or neighbouring premises;

(xii)	to inspect, maintain, cleanse, repair, alter, test, renew, replace, lay and make connections to the Conducting Media and Plant; and

(xiii)	for all purposes in connection with the Superior Lease including to take any action or steps to remedy anything which on a reasonable assessment shall or may or may tend to be a breach or non-observance thereof or to prevent any forfeiture or anticipated forfeiture thereof, without payment for any nuisance, annoyance, damage or inconvenience caused to the occupiers of the Demised Premises but subject to the persons entering doing so only where such works cannot be practicably be carried out otherwise than by entering on the Demised Premises and making good any damage caused to the Demised Premises and the Tenant’s furniture, fixtures, fittings and equipment to the Tenant’s reasonable satisfaction without unreasonable delay.

(b)	As soon as practicable after becoming aware of the same to give notice to the Landlord of any destruction or damage to the Demised Premises and of any defect which would or might give rise to any obligation on the Landlord’s part to do or refrain from doing any act or thing in order to comply with the duty of care imposed by the Defective Premises Act 1972.

1.9	Breaches

(a)	To make good all breaches of the Tenant’s covenants in this Underlease diligently after the giving of written notice by the Landlord to the Tenant.

(b)	If the Tenant continues to default in the performance of any such covenants of which notice has been given, to permit the Landlord and all persons authorised by the Landlord to take reasonable and proper steps to remedy the breaches.

1.10	Costs

To indemnify the Landlord against all reasonable and proper costs arising from or in reasonable and bona fide contemplation of:

(i)	the enforcement of the Tenant’s covenants in this Underlease or of the obligations of any person who at any time guarantees the obligations of the Tenant;

(ii)	the preparation and service of any notice or proceedings under sections 146 and 147 of the Law of Property Act 1925 or the Leasehold Property (Repairs) Act 1938 and the inspection and supervision of any works required to be done;

(iii)	the taking of steps subsequent to any such notice notwithstanding forfeiture is avoided otherwise than by relief granted by the Court;

(iv)	the effecting of any forfeiture not requiring such notice;

(v)	the recovery of sums due under this Underlease including the levy or attempted levy of any distress;

(vi)	the preparation and service of all notices and schedules (whether statutory or otherwise) relating to wants of repair to the Demised Premises, or other breaches of any of the Tenant’s covenants in this Underlease, and the inspection and supervision of any works required to be done whether served during the Term or after its ending; and

(vii)	any application for a consent, licence or approval whether it is granted or refused or proffered subject to any qualification or condition, or whether the application is withdrawn or abandoned, (except in cases where the Landlord is obliged not to unreasonably withhold or delay its consent and the withholding or delaying of this consent or the imposing of conditions of such consent is adjudged to be unreasonable).

1.11	Alterations

(a)

Not without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) to make non-structural alterations to the Demised Premises (and for this purpose it is hereby expressly agreed that non-structural alterations include the installation and relocation of air-conditioning ducts, outlets and other plant, plumbing, light fittings, electrical equipment and any exterior plant and equipment).

(b)	Not to make any alterations or additions to the Demised Premises or any installations, conduits, plant or machinery serving them otherwise than in accordance sub-paragraph (a).

(c)	Not to commence any alterations or additions before all necessary licences, approvals, permissions and consents from all relevant government departments, local authorities and other competent authorities have been obtained by the Tenant.

(d)	To procure that all alterations and additions are carried out by reputable contractors and that such alterations and additions (once completed) do not adversely affect the operation of any mechanical, electrical, sanitary, heating, ventilating, air conditioning or other service systems within the Demised Premises.

(e)	To carry out all alterations and additions in a good and workmanlike manner with suitable materials of good quality in accordance with all such licences, approvals, permissions and consents and (where relevant and required by this Underlease) the plans and specifications approved by the Landlord.

(f)	The Landlord shall be entitled as a condition of granting its consent under sub-paragraph (a) or (b) to stipulate that the Tenant enters into such covenants with the Landlord as the Landlord shall reasonably require, including (without limitation) a covenant for reinstatement and that the Tenant shall be responsible for the reasonable and proper legal and professional costs reasonably and properly incurred by the Landlord and Superior Landlord in approving and monitoring the carrying out of the alterations and additions.

(g)	Not in any event to use in the carrying out of any works in, at, or to the Demised Premises any material or substance not complying with the relevant standards or codes of practice, or otherwise not in accordance with good building practice at the relevant time, or generally known at such time to be deleterious.

(h)	To remove on demand, all alterations and additions made in contravention of this paragraph or in respect of which any requisite licence, approval, permission or consent is lawfully withdrawn or lapses and make good all damage caused by such removal and restore all parts of the Demised Premises to a good and substantial condition and properly decorated to the reasonable satisfaction of the Landlord.

(i)	To deliver to the Landlord one set of final ‘record-set’ plans and specifications (both hard copy and on CAD) disk within thirty days of substantial completion of any works.

(j)	Not to interfere with any Conducting Media which now are or may be after, in or through the Demised Premises or the Building, not cause access thereto to be or become more difficult than the same now is nor cause the Conducting Media serving the Demised Premises or within the Building to be overloaded or subjected to use in excess to that for which the same were designed or restrict the level of supply of water, air, gas, electricity or other services to other parts of the Building.

(k)	Not to dismantle or make any alterations, changes, adjustments or carry out any works to any part of the heating, air conditioning, ventilating, plumbing fire detection or alarm or other system or related Plant of the Building within the Demised Premises (which does not exclusively serve the Demised Premises) or otherwise interfere with the operation or functioning thereof, other than to operate the external switches, valves or other surface controls (if any) intended for use for personal control and regulation by occupants.

(1)	Where the CDM Regulations apply to any alterations additions or other works to the Demised Premises:

(i)	prior to commencement of any such works, to make and serve a declaration to the Health and Safety Executive to the effect that the Tenant shall act as the sole client in respect of such works for the purpose of the CDM Regulations (and supply a copy of the same to the Landlord);

(ii)	to act as the sole client in respect of such works for the purposes of the CDM Regulations, and to comply with all the obligations imposed upon the client by the CDM Regulations;

(iii)	to procure that the Tenant’s planning supervisor (appointed from time to time under the CDM Regulation) and the Tenant’s contractors and designers shall comply in all respects with the CDM Regulations; and

(iv)	on completion of such works to supply to the Landlord’s surveyor for retention by the Landlord, a full and complete copy of the Health and Safety File for the works prepared in accordance with the CDM Regulations and any code of practice or other guidance issued by any competent authority (the Health and Safety File), together with a royalty free irrevocable and non-exclusive copyright licence or licences to use and reproduce the same for any purposes relating to the Building or any part thereof (which licences shall carry the right to grant sub-licences and shall be transferable to third parties).

(m)	At the termination of the Term to forthwith deliver to the Landlord any and all Health and Safety Files relating to the Demised Premises produced and kept in accordance with the CDM Regulations.

1.12	Use

(a)	Not to use the Demised Premises for any dangerous, noxious, noisy, offensive, illegal or immoral purpose.

(b)	Not to hold any auction on the Demised Premises.

(c)	Not to use the Demised Premises as a betting shop or a betting office.

(d)	Not to use the Demised Premises for the sale of alcohol for consumption either on or off the Demised Premises.

(e)	Not to use the Demised Premises for residential purposes.

(f)	Not to change the use of the Demised Premises before all necessary licenses, approvals, permissions and consents from all relevant government departments, local authorities and other competent authorities have been produced to the Landlord and approved by it, such approval not to be unreasonably withheld or delayed.

(g)	Subject to the preceding sub-paragraphs of this paragraph, not without the consent of the Landlord to use the Demised Premises otherwise than for the Permitted Use specified in the Underlease Details.

1.13	Signs

Not to display on the exterior of the Building, or within the Building so as to be visible from outside the Building, any sign, fascia, poster, blind or advertisement other than as approved by the Landlord in accordance with the Landlord’s signage policy for the Building and by the Superior Landlord.

1.14	“For sale” and “to let” signs

(a)	To permit with the Tenant’s approval (such approval not to be unreasonably withheld or delayed) the Landlord and its agents to enter upon the Demised Premises to fix and retain on the exterior of the Demised Premises, a notice board for the disposal of the Landlord’s or the Superior Landlord’s reversionary interest, but not so as to obstruct the access of light or air to the Demised Premises.

(b)	Not to obscure or interfere with such notice board.

(c)	To permit all persons authorised by the Landlord or its agents to view the Demised Premises at reasonable times in connection with such disposal upon making a prior appointment and subject to the reasonable security arrangements of the Tenant.

1.15	Security arrangements

Not to leave the Demised Premises continuously unoccupied for more than one month, or to abandon the Demised Premises, without notifying the Landlord and providing security and caretaking arrangements approved by the Landlord (such approval not to be unreasonably withheld or delayed).

1.16	Overloading

(a)	Not to submit any part of the Demised Premises to any excessive load, nor to suspend any excessive weight from the ceilings or structure.

(b)	Not to overload or obstruct the conduits serving the Demised Premises or to discharge into any pipes, drains, or sewers any trade effluent or any harmful matter or substance.

1.17	Entrances and service areas

Not to load or unload, or receive delivery of or dispatch goods, otherwise than in the areas and through the entrances designated under this Underlease, nor to leave any article or vehicle so that such areas or the entrances roadways (including, without limitation, the Access Road) or means of access to the Demised Premises are blocked to trade or other vehicles or so that access by others is either precluded or unreasonably hindered or inconvenienced.

1.18	Rights of light

(a)	Not to darken or obstruct any windows belonging to the Demised Premises nor to accept payment or other consideration for consenting to anyone else doing so.

(b)	Upon becoming aware of the same to give notice to the Landlord of any third party making, acquiring or attempting to make or acquire any encroachment or easement against the Demised Premises and at the request of the Landlord to take such steps as the Landlord may reasonably require to prevent any such encroachment or easement being acquired.

1.19	Alienation

(a)	Not to assign or charge any part (as distinct from the whole) of the Demised Premises.

(b)	Not to assign or charge the whole of the Demised Premises or underlet, hold upon trust for another, or part with or share possession or occupation of the whole or any part of the Demised Premises except as provided in the following paragraphs 1.19, 1.20, 1.21 and 1.22.

(c)	Not to assign the whole of the Demised Premises, nor to underlet the whole or any part to a person entitled to claim diplomatic or sovereign immunity except in circumstances where such immunity has been effectively waived.

(d)	The Tenant may share occupation of the Demised Premises with one or more other entities which are in the same Group as the Tenant, on the following conditions:

(i)	the Tenant promptly notifies the Landlord in writing of the beginning and end of the arrangement;

(ii)	no relationship of landlord and tenant is created by the arrangement; and

(iii)	the relevant occupiers vacate the Demised Premises immediately if any of them ceases to be a member of the same Group as the Tenant.

1.20	Assignment

(a)	Not to assign the whole of the Demised Premises without first entering into an authorised guarantee agreement with the Landlord, in accordance with section 16 of the Landlord and Tenant (Covenants) Act 1995 in such form as the Landlord may lawfully require:

(i)	imposing liability on the Tenant (and any person who may act as guarantor of the Tenant) as principal debtor in respect of the obligations owed by the assignee under the Tenant’s covenants in this Underlease;

(ii)	imposing liability on the Tenant as guarantor in respect of the assignee’s performance of the covenants which is equivalent to that to which the Tenant would be subject as sole or principal debtor in respect of the obligations owed by the assignee under the covenants,

(iii)	requiring the Tenant, in the event of this Underlease being disclaimed, to enter into a new lease of the Demised Premises:

A.	whose term expires not later than the Term specified in the Underlease Details; and

B.	containing tenant’s covenants equivalent to those of this Underlease; and

(iv)	making provision incidental or supplementary to any provision made by virtue of (i) to (iii) of this sub-paragraph.

(b)	Subject to sub-paragraph (a), not to assign the whole of the Demised Premises without the consent of the Landlord (such consent not to be unreasonably withheld) provided that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may:

(i)	withhold its consent in circumstances where the Tenant has been unable to satisfy the Landlord (acting reasonably) within one month of the original application for such consent that the intended assignee or its surety is of appropriate financial standing;

(ii)	withhold its consent unless prior to the date of the proposed assignment the Tenant has paid all sums which have fallen due for payment under this Underlease before that date;

(iii)	make it a condition of its consent that the intended assignee enters into direct covenants with the Landlord to pay the rents reserved by this Underlease, and to observe and perform the Tenant’s covenants in this Underlease throughout the Term; and

(iv)	make it a condition of its consent that such sureties as the Landlord reasonably requires covenant by deed directly with the Landlord as principal debtors or covenantors in the terms set out in Schedule 7 by reference to the intended assignee.

(c)	Not to charge the whole of the Demised Premises without the consent of the Landlord, provided always that consent shall not be required for the creation of any security interest in the nature of a floating security or pledge not involving the creation of fixed security.

1.21	Underletting

(a)	Not to underlet any part of the Demised Premises save Permitted Parts will be permitted, so that at no time shall the number of occupiers of the Demised Premises exceed three (including the Tenant).

(b)	Not to underlet the whole or any Permitted Part of the Demised Premises for a term expiring later in time than the Term granted to the Tenant under this Underlease, nor without obtaining the consent of the Landlord (such consent not to be unreasonably withheld or delayed) nor otherwise than by an instrument in writing on terms consistent in all material respects (other than rent) with the provisions of this Underlease so far as applicable to the premises underlet and:

(i)	containing an absolute prohibition against the underlessee, charging, underletting or assigning part of them;

(ii)	permitting further underletting only of the whole of the underlet premises comprised in such underletting;

(iii)	containing a covenant by the underlessee not to assign, charge, underlet, part with or share possession of the whole of the premises underlet without the prior written consent of the Landlord provided that such consent shall not be unreasonably withheld or delayed;

(iv)	at the open market rent without taking a fine or premium;

(v)	containing provisions for the rent reserved by the underlease to be reviewed in an upwards direction only at five yearly intervals; and

(vi)	containing or having endorsed upon it an agreement excluding sections 24 to 28 of the Landlord and Tenant Act 1954 in accordance with the requirements of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

(c)	Subject to sub-paragraph (a), not to underlet the whole of the Demised Premises or any Permitted Parts without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) provided that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may:

(i)	withhold its consent in circumstances where the Tenant has been unable to satisfy the Landlord, (acting reasonably) within one month of the original application for such consent, that the intended underlessee or its surety is of appropriate financial standing;

(ii)	withhold its consent unless prior to the date of the proposed underletting the Tenant has paid all sums which have fallen due for payment under this Underlease before that date;

(iii)	make it a condition of its consent that the intended underlessee enters into direct covenants with the Landlord:

A.	to observe and perform the Tenant’s covenants in this Underlease (other than as to the payment of rent) insofar as they relate to the premises to be underlet;

B.	to pay the rents reserved by the proposed underlease and to observe and perform the underlessee’s covenants in such underlease; and

C.	not to assign or underlet the premises to be underlet without the prior consent of the Landlord;

(iv)	make it a condition of its consent that such sureties as the Landlord reasonably requires covenant by deed directly with the Landlord as principal debtors or covenantors, in such form as the Landlord reasonably requires, that the underlessee will pay the rent reserved by the proposed underlease and observe and perform the tenants covenants in the proposed underlease.

(d)	To enforce the observance and performance of and not to enter into any material waiver of or variation to the covenants on the part of any underlessee or the provisions for review of rent contained in any underlease.

(e)	Not to defer or accelerate the payment of rent under any underlease.

1.22	Registration

Within fourteen days after any assignment, underletting, assent, mortgage, charge, release or vacation of any mortgage or charge or devolution of or other instrument relating to the Demised Premises or any estate or interest in the Demised Premises however remote or inferior to give notice to the Landlord and the Superior Landlord and produce to them for their retention a certified copy of the deed or instrument effecting the transaction in question.

1.23	Indemnity

To indemnify the Landlord against all actions, costs, claims, demands and expenses arising as a result of any breach of the Tenant’s covenants in this Underlease or by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective agents, servants or licensees including (without limitation) any act or default of any such person in connection with the exercise by the Tenant of any right of entry or access under this Underlease, provided always and the Landlord hereby agrees:

(a)	that it will use all reasonable endeavours to mitigate any losses sustained by it in relation to any such action, cost, claim, demand or expense, and

(b)	that this indemnity shall not extend to either consequential or indirect losses.

1.24	Production of information

To produce on demand such evidence as the Landlord may reasonably require to satisfy itself that the Tenant’s covenants in this Underlease have been complied with and particulars of all derivative or occupational rights existing in respect of the Demised Premises however remote or inferior.

1.25	Interest

To pay to the Landlord if so required and without prejudice to the Landlord’s other remedies (as well after as before any judgment) interest at the rate of four per centum per annum above the base rate of National Westminster Bank Plc from time to time on any sum becoming due under this Underlease (whether or not formally demanded) and not paid:

(a)	in the case of the rent first reserved on the due date, and

(b)	in the case of any other amount payable by the Tenant under this Underlease, within seven days of its becoming due in any such case from the date it becomes due until the date of payment AND on any sum due under this Underlease but not accepted by the Landlord in good faith in reliance on an actual breach of covenant by the Tenant from the date of its becoming due until the date of acceptance.

1.26	Value added tax

To pay on production of a valid VAT invoice an amount equal to all value added tax or other tax of a similar nature payable in respect of any sum payable under this Underlease so that any such sum is deemed to be tax exclusive.

1.27	Matters affecting the reversion

To observe and perform all covenants, conditions and restrictions (if any) to which any reversion immediately or in the case of the Superior Lease immediately expectant on the Term may be subject.

1.28	Superior Lease

(a)	To perform and observe all the covenants on the part of the lessee contained in the Superior Lease so far as they relate to the Demised Premises other than the covenant to pay rent.

(b)	To permit the Landlord to enter on the Demised Premises for any purpose that in the reasonable opinion of the Landlord is necessary to enable it to comply with the covenants on its part contained in the Superior Lease notwithstanding that the obligation to comply with such covenants may be imposed on the Tenant by this Underlease, and in exercising such right the Landlord shall comply with the reasonable security requirements of the Tenant, and shall make good physical damage caused by such entry.

1.29	Fire Precautions

(a)	At the expense of the Tenant to comply with all requirements and recommendations (whether legally enforceable or not) from time to time of the appropriate authority in relation to fire precautions affecting the Demised Premises, and to keep and maintain sufficient fire fighting and extinguishing apparatus in and about the Demised Premises installed in compliance with such requirements and recommendations, and with any legal requirements, and open to inspection and maintained to the reasonable satisfaction of the Landlord and not to obstruct the access to or means of working of the same.

(b)	Not to remove or interfere with any fire fighting or extinguishing apparatus or appliances or any fire alarm system or associated equipment provided by the Landlord for the Building nor to obstruct the access to, or means of working or operation of any of the same.

1.30	Use of Common Parts

Not to cause any damage or obstruction to the Common Parts, or to the means of working of any Plant or services comprised within the Common Parts.

1.31	Loadings

Not to impose on any part of the floors, roof, roof trusses, ceilings or the structure of the Building any load or weight greater than that which the same are designed or constructed to bear with due margin for safety nor by machinery or otherwise to cause or permit any undue vibration to or nuisance by noise or otherwise in the Demised Premises.

1.32	Regulations

(a)	To observe and conform to, and procure that all persons resorting to the Demised Premises observe and conform to, the Regulations provided that nothing in the Regulations may purport to amend the terms of the Underlease or impose more onerous obligations on the Tenant as are imposed by this Underlease and in the event of any inconsistency between the terms of the Underlease and the Regulations the terms of the Underlease are to prevail.

(b)	Not to use the main entrance hall to the Building for trade deliveries which shall take place only via any loading bay and the goods lifts from time to time allocated by the Landlord and the access ways leading between the same, and from the goods lift to their destination or via any other route designated by the Landlord for this purpose.

(c)	Not to use any passenger lifts for the carriage of goods, nor to overload any passenger or goods lifts and to observe any loading limits or limits on numbers of passengers specified in notices displayed in any lift.

(d)	To retain all refuse upon the Demised Premises in a neat and tidy condition and in proper receptacles, and if receptacles are set aside by the Landlord to ensure the frequent removal of such refuse to such receptacles.

(e)	Not to do or omit anything whereby the working of any heating, air conditioning, ventilating, plumbing, fire detection or alarm or other system or Plant now or during the Term serving the Demised Premises or the Building may be impaired or adversely affected, nor whereby the air circulating in any heating, air conditioning or ventilating system may become contaminated or fouled.

(f)	To report to the Landlord any malfunction of any heating, air conditioning, ventilation, plumbing or other service or system or Plant or Conducting Media serving the Demised Premises or the Common Parts and any damage to the Common Parts as soon as possible after the same has come to the notice of the Tenant.

1.33	Removal of fixtures and fittings

Forthwith upon being required to do so by the Landlord, to remove any furniture, fixtures or fittings (other than landlord’s fixtures or fittings) installed in the Demised Premises the removal of which is considered necessary or expedient by the Landlord, to enable the Landlord to carry out or to facilitate the carrying out of any repair, renewal, replacement, improvement or maintenance of any of the Services or any Conducting Media within the Demised Premises or the Building, provided that if within three days of the date of the notice given pursuant to this paragraph (or immediately in the case of emergency) the Tenant shall fail to remove such furniture fixtures or fittings then it shall be lawful for the Landlord (but without being obliged so to do) to do so at the expense of the Tenant, but without being liable to the Tenant or any other person for any loss or damage occasioned by such removal or for the storage or refixing of the same.

1.34	Sustainability and Energy Performance Certificate (“EPC”)

Not to do or omit to do anything which adversely affects:

1.34.1	The EPC rating for the Building or the Demised Premises; or

1.34.2	The energy efficiency environmental performance or sustainability characteristics of the Building.

SCHEDULE 3

RENT REVIEW

1.1	Rent Review

With effect from and including the Review Date the principal yearly rent payable by the Tenant will be the greater of:

(a)	the Yearly Rent; and

(b)	the Open Market Rental Value (as defined in paragraph 1.2 of this Schedule.)

1.2	Open Market Rental Value

The Open Market Rental Value means the annual rent at which the Demised Premises could reasonably be expected to be let as a whole on the open market at the Review Date assuming that at that date:

(a)	the Demised Premises were constructed (as at the date of this Underlease) in accordance with the Reinstatement Specification (as attached to the Superior Lease) and are ready to receive the willing tenant’s fitting out works;

(b)	any rent free period, concession or consideration required by or given to the proposed tenant for fitting out has expired;

(c)	if the Demised Premises have been destroyed or damaged they have been fully restored;

(d)	the Demised Premises are available to be let by a willing landlord to a willing tenant without a premium but with vacant possession and subject to the provisions of this Underlease (other than the amount of the principal yearly rent) for a term of 10 years commencing on the Review Date with a five yearly review; and

(e)	the Tenant’s covenants in this Underlease have been fully performed and observed there being disregarded;

(f)	any effect on rent of the fact that any tenant and any undertenant is or has been in occupation of the Demised Premises;

(g)	any goodwill attached to the Demised Premises by reason of the carrying on there of business by the Tenant, or any other lawful occupier;

(h)	any improvement carried out during the Term by or on behalf of the Tenant with the consent of the Landlord, otherwise than in pursuance of an obligation to the Landlord under this Deed except obligations requiring compliance with Statutes or directions of local authorities or other bodies exercising powers under Statute or Royal Charter.

1.3	Referral of Disputes

The Landlord and the Tenant shall endeavour to agree the Open Market Rental Value as at the Review Date but, if it has not been agreed by the day three months before the Review Date, the question of the Open Market Rental Value at the Review Date may be referred by the Landlord or the Tenant to the determination of a referee acting as an arbitrator pursuant to the Arbitration Act 1996 or, if the Landlord and Tenant agree, as an expert.

1.4	Referee

(a)	The referee (who is to have not less than 10 years experiencing of the letting of properties such as the Demised Premises and in their vicinity) may be agreed on by the Landlord and the Tenant or if not agreed on by them within one month from the nomination in writing of a referee by one party to the other is to be appointed on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors;

(b)	If the referee relinquishes his appointment or dies or if it becomes apparent that he will be unable or unwilling to complete his duties the Landlord and the Tenant may agree upon or either of them may apply to the President for a substitute in his place which procedure may be repeated as many times as necessary;

(c)	If the President is unable or unwilling to make an appointment at the time of application the appointment may be made by the Vice-President or next senior officer of the Institution then able and willing to make it or, if no other officer is available, by such officer of such professional body as the Landlord designates;

(d)	If the referee acts as an expert he shall afford the Landlord and the Tenant the opportunity to make representations, subject to such reasonable time and other limits as he may prescribe, and he shall have regard to any such representations but not be bound by them, and in his award he shall give reasons for his award and may provide for the manner in which the costs of the determination are to be borne and for the payment of costs by one party to the other;

(e)	If either the Landlord or the Tenant fails to pay any part of the fees and expenses of the referee payable by it within 7 days of demand, the other party may pay it and the amount so paid shall be repaid by the party chargeable on demand together with interest at the rate specified in paragraph 1.25 of Schedule 2 from the date of payment by the relevant party to the date of repayment by the other.

1.5	Interim period

(a)	In respect of the period beginning with the Review Date and ending on the day preceding such one of the quarter days as immediately follows the date on which the increased rent is ascertained, the Principal Yearly Rent will continue to be paid at the yearly rate payable immediately before the Review Date.

(b)	At the expiration of the period the Tenant shall pay to the Landlord a sum equal to the amount (if any) by which the increased rent exceeds the principal yearly rent payable immediately before the Review Date, but duly apportioned in-respect of the period, together with interest at the rate of the base rate of National Westminster Bank PLC on the difference between the increased rent and the principal yearly rent payable immediately before the Review Date, calculated from the Review Date until the actual payment of such difference (as well after as before any judgment) and calculated from the respective dates on which the increased rent would have been payable had it been determined by the Review Date.

1.6	Rent review memorandum

Once the increased rent has from time to time been ascertained, the Landlord and the Tenant shall execute a memorandum in duplicate, to be prepared by the Landlord’s solicitors at the Tenant’s cost, specifying such rent which shall be attached to the original and counterpart of this deed.

1.7	Time not of the essence

Time is not of the essence for the purpose of this Schedule 3.

SCHEDULE 4

INSURANCE PROVISIONS

1.1	Insurance

(a)	Subject to any exclusions, excesses, conditions, and limitations imposed by the insurers or the underwriters in accordance with then current market practice, the Landlord covenants with the Tenant to use its reasonable endeavours to procure that the Superior Landlord insures with reputable insurers:

(i)	the Building against the Insured Risks either in such a sum as the Superior Landlord determines in good faith as being the full rebuilding and reinstatement cost (including sums for demolition and site clearance, architects’ and other fees, value added tax and a due allowance for cost increases over the likely rebuilding period) of the Demised Premises, or such greater sum as the Landlord reasonably requests in writing;

(ii)	against five years’ loss of rent from the Demised Premises which may be calculated having regard to future rent reviews; and

(iii)	against public liability and property owner’s risks.

(b)	The Superior Landlord shall not be obliged to insure any fixtures or fittings which may be installed by the Tenant (whether landlord’s or tenant’s fixtures and fittings) or any additions or improvements to the Demised Premises, before the Tenant has notified the Landlord and the Superior Landlord in writing of their value or reinstatement cost.

(c)	The Landlord covenants with the Tenant to use its reasonable endeavours to procure that the Superior Landlord:

(i)	shall notify to the Tenant as soon as it becomes aware of any changes made to the terms or conditions attached to the said policy; and

(ii)	procures to the extent that the same is generally available in the market, that the insurer waives all rights of subrogation it may have against the Landlord or any other lawful occupier of the Demised Premises.

1.2	Insurance particulars

The Landlord covenants with the Tenant to use reasonable endeavours to supply to the Tenant on written request full particulars of the insurance effected by the Superior Landlord sufficient to enable the Tenant to know the extent of the cover provided and the sums insured and any exclusions, excesses, conditions or limitations.

1.3	Reinstatement

The Landlord covenants with the Tenant to use reasonable endeavours to procure that the Superior Landlord applies all moneys received under such insurance in respect of loss or damage to the Demised Premises and the access thereto (other than sums relating to rent) and all monies paid by the Tenant to the Landlord under this Schedule 4, in rebuilding or reinstating the Demised Premises and the access thereto to the same or no less suitable and convenient state as before the loss or damage occurred, such rebuilding or reinstatement to be effected with all reasonable despatch and diligence after all necessary consents and approvals have been obtained.

1.4	Tenant’s obligations

The Tenant covenants with the Landlord:

(i)	not without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) to do or bring or keep in the Building anything which might increase the risk of damage by any of the Insured Risks;

(ii)	not to do anything to cause the insurance effected on the Building or any adjoining or neighbouring property of the Landlord or Superior Landlord to become void or voidable, or the premium to be increased, save where the Tenant agrees to pay any such increased premium;

(iii)	to comply with the lawful requirements of the insurers of the Building and the local fire officer;

(iv)	to pay on demand a fair proportion of the Landlord’s and/or Superior Landlord’s proper and reasonable annual costs of valuing or obtaining valuations of the Building for insurance purposes;

(v)	if the Building is damaged or destroyed by any risk insured against by the Superior Landlord, and the policy of insurance in respect of it is vitiated, avoided or forfeited or the payment of the policy monies or any part of them is lawfully refused or withheld by reason of the act or default of the Tenant or any person deriving title under the Tenant or their respective agents, servants or licensees then and in every such case to pay to the Landlord on the date when the policy monies would otherwise have been paid an amount equal to the sum so refused or withheld, and if the Tenant has paid any monies to the Landlord pursuant to this paragraph then the Landlord will use reasonable endeavours to procure that the Superior Landlord will use all reasonable endeavours to recover monies withheld by the insurers and will forthwith pay to the Tenant any such monies recovered from the insurers;

(vi)	not to insure the Demised Premises against any risks which are from time to time insured by the Landlord or the Superior Landlord in pursuance of its obligations under this Schedule 4 and to hold any monies received from any policy effected in breach of this paragraph upon trust for the Landlord; and

(vii)	in the case of damage to the Demised Premises by any of the Insured Risks to pay to the Landlord, when reasonably requested by the Landlord, an amount equal to the excess on the policy of insurance or such lesser sum as shall be required to rebuild or reinstate the Demised Premises.

1.5	Insurance monies

Subject only to paragraph 1.4(v) of this Schedule 4 all insurance monies payable in respect of any risk against which the Superior Landlord shall have insured in accordance with this Schedule 4 will belong to the Superior Landlord.

1.6	Damage by Terrorist Activity

(a)	In this paragraph 1.6 of Schedule 4 the following definitions shall have the following meanings:

“Terrorist Activity” means an act or acts of a person or persons whether acting on behalf of or in connection with any organisation or otherwise directed towards the overthrowing of or influencing by force or violence Her Majesty’s Government in the United Kingdom or any other national regional or local government or corporation or other legal entity de jure or de facto; and

“Cost” means the cost of reinstatement of damage or destruction of the Building.

(b)	If the Demised Premises are destroyed or damaged by Terrorist Activity which is not an Insured Risk (it being agreed and declared by the parties that any insurance or reinsurance offered by Her Majesty’s Government and applicable to the Demised Premises (the Tenant having discharged its obligation to reimburse to the Landlord any part of premium paid for the same) shall be treated as insurance for the purposes of this paragraph 1.6) then:

(i)	if it is agreed between the Landlord and the Superior Landlord or determined that the Cost is reasonably expected not to exceed one year’s then current Principal Yearly Rent under the Superior Lease, or if the Superior Lease has been determined, the Principal Yearly Rent reserved immediately before its determination, then the reinstatement of the Demised Premises and the Building shall be carried out by the Landlord at its own cost as if it were obliged to carry out the same under paragraph 1.3 of Schedule 2 of the Superior Lease, and the Tenant shall have no obligation to repair or reinstate but shall contribute a proportion of the Cost determined according to the extent of damage to the Demised Premises, any dispute as to such proportion to be determined by a single arbitrator in accordance with the Arbitration Act 1996 and provided that the amount of the Tenant’s contribution shall not exceed one year’s then current Principal Yearly Rent under this Underlease, exclusive of VAT;

(ii)

if it is agreed between the Landlord and the Superior Landlord or determined that the Cost is reasonably expected to exceed one year’s then current Principal Yearly Rent under the Superior Lease, or if the Superior Lease has been determined, the Principal Yearly Rent reserved immediately before its determination, then the Landlord shall not be obliged to reinstate the damage pursuant to sub-paragraph (i) above, but the Superior Landlord may elect within the period of twelve months following the date of such destruction or damage (the “Election Period”) by notice in writing (an “Election Notice”) to the Landlord to reinstate the Building in accordance with the Reinstatement Specification at its own cost;

(iii)	on service of an Election Notice the provisions of paragraph 1.3, shall apply as if the Demised Premises had been rendered unfit for occupation and use because of damage by an Insured Risk (notwithstanding the fact that such damage has not; in fact, been caused by an Insured Risk) and the relevant provisions of paragraphs 1.7 and 1.8 shall apply.

(c)	If the Superior Landlord shall have served an Election Notice then the Landlord shall use reasonable endeavours to procure that the Superior Landlord shall reinstate the Building in accordance with the Reinstatement Specification at the Superior Landlord’s sole cost and otherwise in accordance with its obligations under paragraph 4.3 of the Superior Lease.

(d)	Following completion of the reinstatement of the Building, the Landlord may carry out and complete the fitting out of the Building (excluding the Demised Premises) in accordance with the provisions of the Superior Lease, and the Tenant may carry out and complete the fitting out of the Demised Premises in accordance with the provisions of this Underlease.

(e)	If the reinstatement of such destruction or damage does not commence by the date which is twelve months after the date of the relevant destruction or damage then any time prior to such commencement the Tenant may determine this Underlease with immediate effect on service of written notice to the Landlord.

(f)	If the Superior Landlord:

(i)	elects in writing to the Landlord within the Election Period not to reinstate the Building; or

(ii)	shall not have served an Election Notice within the Election Period;

then either the Landlord or the Tenant may determine this Underlease with immediate effect after the earlier of:

(i)	the date on which the Superior Landlord elects in writing to the Landlord within the Election Period not to reinstate the Demised Premises; and

(ii)	the expiry of the Election Period.

(g)	Time shall be of the essence for the purposes of this paragraph 1.6.

(h)	The Landlord shall send copies of all Election Notices and other notices and correspondence arising in relation to damage by Terrorist Activity to the Tenant promptly.

1.7	Cesser of rent and service charge

(a)	If the whole or any part of the Demised Premises or access thereto, is damaged by any of the Insured Risks so as to be unfit for occupation and use, and the insurance effected by the Landlord or the Superior Landlord is not vitiated, avoided or forfeited or the payment of the insurance proceeds or of any part of them, refused or withheld by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective agents, servants or licensees then the Principal Yearly Rent and service charge or a fair proportion thereof according to the nature and extent of the damage sustained will be suspended from the date of such destruction or damage until the Demised Premises, and the access thereto are rebuilt or reinstated or until the expiration of such period in respect of which loss of rent insurance may have been effected whichever is the earlier.

(b)	If the relevant damage is caused by uninsured Terrorist Activity then:

(i)	in circumstances in which paragraph 1.6(b)(i) applies then the Principal Yearly Rent and service charge or a fair proportion thereof according to the nature and extent of the damage sustained (such assessment to include a fair and reasonable assessment of the time that ought reasonably to be taken by the Superior Landlord in reinstating the relevant damage) will be suspended from the date of such destruction or until the expiration of the said fair and reasonable period for reinstatement whichever is the earlier;

(ii)	where the damage or destruction is of the type referred to in paragraph 1.6(b)(ii), then the Principal Yearly Rent and service charge or a fair proportion of them according to the nature and extent of the damage sustained will be suspended from the date 12 months after such destruction or damage, until the Demised Premises are rebuilt or reinstated by the Superior Landlord in accordance with paragraph 1.6(b)(ii).

(c)	Any dispute arising under this paragraph 1.7 is to be determined by a single arbitrator in accordance with The Arbitration Act 1996.

1.8	Termination

(a)	If the Superior Landlord is unable:

(i)	in the case of damage or destruction by an Insured Risk, after having used all reasonable endeavours to do so; or

(ii)	in the case of damage by an uninsured Terrorist Activity, following the service of an Election Notice, and after having used all reasonable endeavours to do so;

to rebuild or reinstate the Demised Premises and the access thereto after the relevant loss or damage:

(iii)	in the case of loss or damage by an Insured Risk within 5 years of the happening of the loss or damage; or

(iv)	in the case of damage by Terrorist Activity within 5 years of the service of the relevant Election Notice;

then either party may (prior to the Demised Premises once again being fit for occupation and use as contemplated by this Underlease) determine this Underlease on giving not less than 14 days notice to the other.

(b)	On any such termination, the Superior Landlord will be entitled to retain the whole of the insurance monies (if any) but any such termination shall otherwise take effect without prejudice to any rights or remedies which either party may have accrued against the other in respect of any previous breach of this Underlease.

SCHEDULE 5

FURTHER PROVISIONS

1.1	Licences to be obtained

(a)	Any licence, consent or approval required from the Landlord and/or the Superior Landlord under this Underlease is to be obtained before the act or event to which it applies is carried out or done and is effective only when given in writing.

(b)	Whether or not it says so expressly any such licence, consent or approval is conditional on the Tenant obtaining all requisite licences, consents, permissions or approvals from the relevant government department, local authority or other competent authorities.

1.2	No implied warranty

Nothing contained or implied in this Underlease or in any such licence, consent or approval is to be taken to be a covenant, warranty or representation by the Landlord or its agents that the Demised Premises can be or are fit to be used for the Permitted Use or any other purpose or that any alteration or addition or change of use which the Tenant may intend to carry out will not require the approval of the relevant government department, local authority or other competent authority.

1.3	Unwanted property

If after the ending of the Term, any property remains on the Demised Premises the Landlord may either in so far as the same is annexed to the Demised Premises treat it as having reverted to the Landlord or as the agent of the Tenant (and the Landlord is appointed by the Tenant to act in that behalf) remove, store, and sell such property and then hold the proceeds of sale after deducting the costs and expenses of removal, storage and sale incurred by it to the order of the Tenant.

1.4	No implied easements

This Underlease does not confer upon or include by implication or otherwise in favour of the Tenant any right, privilege, estate or interest not expressly set out in, through, over upon any land or premises adjoining or near to the Demised Premises, or the air space over them or the ground below the foundations of them.

1.5	Costs

Costs payable to the Landlord and/or the Superior Landlord or against which the Landlord and/or Superior Landlord are entitled to be indemnified include but are not limited to all reasonable and proper solicitors’, surveyors’, architects’ and other fees, disbursements and irrecoverable value added tax and other expenditure reasonably and properly incurred by the Landlord.

1.6	Exclusion of liability

The Landlord, its servants, agents, or licensees shall not be liable or responsible to the Tenant, its servants, agents, visitors, or licensees for any loss, injury, damage, nuisance, annoyance or inconvenience which may be sustained by the Tenant, its servants, agents, or licensees (either personally or to their property including the Demised Premises) caused by:

(i)	any act, neglect, default or misconduct of any agent, contractor, manager, workman, security officer, cleaner, caretaker or any other person employed by the Landlord (except for the Landlord’s employees) or its agents or any interruption of their services caused by illness, industrial action, shortage of personnel or materials or other cause not directly under control of the Landlord; or

(ii)	any other occupier for the time being of the Building (or their respective servants agents or visitors);

(iii)	any failure of or defect in any conduits or services the Demised Premises;

(iv)	any defect in the Building;

(v)	the carrying out of inspections, repairs, decorations, additions, alterations or other works whether structural or otherwise which may reasonably appear to the Landlord to be necessary or desirable to the Building;

(vi)	the lawful exercise of the Landlord’s discretion to take steps or refrain from taking steps in respect of any obstruction of or interference with the Common Parts or any easement right or privilege appurtenant to the Demised Premises by any third party.

Provided that this shall not extend to any loss, damage, injury nuisance, annoyance or inconvenience caused by the wilful act or default of the Landlord or anyone acting on its behalf.

1.7	Adjoining property

Nothing contained or implied in this Underlease imposes or is to be deemed to impose, any restriction on the use of any adjoining or neighbouring property or give the Tenant the benefit of or the right to enforce or to have enforced, or to prevent the release or modification of any covenant, agreement or condition entered into in respect of such property or to prevent or restrict its development.

1.8	Interest rates

If it ceases to be practicable to determine interest rates by reference to the base rate of National Westminster Bank Plc, the Landlord may specify a reasonable alternative.

1.9	No waiver

No demand for or receipt of rent, no grant of any licence, consent or approval and no acceptance of any document for registration under this Underlease by the Landlord or its agent with notice of a breach of any covenant on the part of the Tenant is or is to be deemed to be a waiver, wholly or partially, of any such breach but any such breach shall be deemed a continuing breach of covenant and neither the Tenant nor any person taking any estate or interest under or through the Tenant may set up any such demand, receipt, grant or acceptance in any action for forfeiture or otherwise.

1.10	Notices

Any notice, request, demand or other instrument under this Underlease shall be in writing and may be served either in accordance with section 23 of the Landlord and Tenant Act 1927 or, in the case of service on a person who is for the time being the Tenant or any surety for the Tenant, by sending it by first class letter post addressed to that person at the Demised Premises.

1.11	Law and Disputes

This Underlease shall be governed by English law and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the English Courts.

1.12	Control of Common Parts

(a)	The Common Parts shall at all times be subject to the exclusive control and management of the Landlord who (subject to leaving or making available for use by the Tenant reasonable alternatives) shall be entitled to alter, stop up, close, divert or otherwise vary any of the same and to discontinue, suspend, or vary any of the Services (subject as aforesaid) and the Landlord shall have the right to install, construct, alter, divert, maintain, renew, replace, and operate lighting, heating, ventilating, air-conditioning, security, fire detection, fire extinguishing, lifts, escalators and other Plant systems and Conducting Media serving or forming part of the Building and from time to time (subject as aforesaid) to change the area level location and arrangement of, or add to, or reduce the Common Parts or make alterations or additions to any parts of the Building (other than the Demised Premises) and temporarily to close or suspend any of the same to such extent as may be desirable to prevent a dedication thereof or the accrual of any rights to any person or the public or for the purpose of inspecting repairing renewing improving replacing altering, cleansing, diverting, connecting to or maintaining the Building or the Conducting Media

(b)	Any service previously supplied (whether or not specifically mentioned in this Underlease) may be permanently or temporarily withdrawn in whole or in part at the discretion of the Landlord if in the reasonable opinion of the Landlord’s Surveyor such withdrawal is in the interests of good estate management or is due to any cause beyond the reasonable control of the Landlord.

1.13	No letting scheme

Nothing shall create any letting scheme or restrict or interfere with the right of the Landlord to grant leases tenancies and other rights of occupation or possession of the Building subject to, or free from covenants and conditions similar to those contained in this Underlease, or subject to other covenants and conditions as the Landlord shall in its absolute discretion require or confer on the Tenant any right to the benefit of or to enforce or impose on the Landlord any liability to enforce any covenant or agreement contained in any lease, or other instrument relating to any other part of the Building or the Regulations, or limit or affect the right of the Landlord to deal with the same now or at any time hereafter in any manner which the Landlord may think fit.

1.14	Certificates conclusive

Any decision or certificate of the Landlord’s Surveyor on any matter on which he is required or entitled to decide or certify, and the Certificate shall be final and binding (save in case of manifest error) and shall not be subject to challenge in any manner insofar as the same is a decision or certificate on, or is founded on matters or issues of fact or opinion but nothing in this Underlease shall purport to prevent any such decision or certificate being challenged on any point or issue of law.

1.15	Requirement for notice of want of repair

The Landlord shall not be under any liability in respect of any want of maintenance or repair of any part of the Building being within, but not forming part, of the Demised Premises, unless the Landlord shall have received actual notice of the want of maintenance or repair and shall thereafter have failed to remedy the same as soon as reasonably practicable.

1.16	Compensation exclusion

Subject to section 38(2) of the Landlord and Tenant Act 1954, neither the Tenant nor any assignee or underlessee (whether immediate or derivative) of the Term, or of the Demised Premises shall be entitled on quitting the Demised Premises to any compensation under section 37 of such Act.

1.17	Severability

If any provision of this Underlease is held to be invalid or unenforceable then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Underlease but without invalidating any of the remaining provisions of this Underlease

1.18	Superior Landlord’s approval

Where the consent or approval of the Landlord is required under this Underlease, and the consent or approval of any Superior Landlord is also required, the Landlord may require that the grant of the consent or approval of any Superior Landlord (which the Landlord at the reasonable cost of the Tenant shall use reasonable endeavours to obtain) shall be a condition precedent to the consideration or grant by the Landlord of any consent or approval, and the Landlord may require the Tenant to discharge the costs charges and expenses of any Superior Landlord in connection with the application for consent or approval whether the same is given, refused or withdrawn, and the Landlord may withhold or delay any consent or approval under this

Underlease if any necessary consent or approval of any Superior Landlord is withheld or delayed and the Landlord’s consent or approval (if granted) shall be subject to any conditions imposed by any Superior Landlord as well subject to any imposed by the Landlord.

SCHEDULE 6

DEEDS AND DOCUMENTS

DATE	DOCUMENT	PARTIES

16.12.1889	Agreement	The Commissioners of Her Majesty’s Works and Public Buildings (1) and Richard Stephens Taylor (2)

21.11.1892	Conveyance	A.W. Cunnington (1) The Rev. W. Jephson (2) C.B. Battersea (3) W. Plower (4) G. Cox (5)

15.11.1895	Award	Thomas Rogers Smith

27.12.1895	Deed of Arrangement and Mutual Conveyances	The Commissioners of Her Majesty’s Works and Public Buildings (1) Clements inn Limited (2) and Others

12.11.1898	Agreement	C. Battersea, W. Flower, A. Flower and S. Walton (1) and Cements Inn Limited (2)

06.06.1901	Agreement	The London County Council (1) and Mr. George Cox (2)

23.03.1923	Transfer	Scottish Widows Fund & London Life Association (1) and The London County Council (2)

13.05.1964	Deed	The Minister of Public Building and Works (1) and The London Life Association Limited (2)

05.07.1972	Deed of Grant	The Secretary of State for the Environment (1) and The London Life Association Limited (2)

14.06.1982	Deed	Mobil Services Company Limited (1) and Legal and General Assurance Society Limited (2)

09.03.1983	Lease	Mobil Services Company Limited (1) and The London Electricity Board (2)

27.02.1998	Transfer	Mobil Oil Company Limited (1) and Three ST. Clements SARL (2)

17.04.2000	Transfer of part	Three St Clements SARL (1) and Felbridge Limited (2)

17.04.2000	Transfer of part	Three St. Clements SARL (1) and London School of Economics and Political Science (2)

SCHEDULE 7

SURETY PROVISIONS

1.1	Payment

The Surety covenants with the Landlord that:

(a)	the Tenant will throughout the Term as well after as before any disclaimer of this Underlease pay the rents reserved by this Underlease as from time to time reviewed and will observe and perform the Tenant’s covenants in this Underlease;

(b)	in case of default or delay on the part of the Tenant, the Surety will by way of primary obligation and not merely as a guarantor or as collateral to the Tenant’s obligation, pay to the Landlord any sum which ought to be paid and make good any breaches of the Tenant’s covenants in this Underlease including all losses, damages, costs and expenses arising or incurred by the Landlord; and

(c)	the Surety will indemnify the Landlord against all costs arising from or in proper contemplation of the enforcement of the Surety’s covenants in this Underlease.

1.2	New lease

(a)	The Surety further covenants with the Landlord that if any event or default occurs rendering this Underlease liable to forfeiture, (whether or not the Landlord forfeits it) the Surety or such of the persons for the time being comprising the Surety as the Landlord may choose shall upon being required so to do by the Landlord by written notice given at any time within three months of such forfeiture, take up a new underlease of the Demised Premises and deliver a duly executed counterpart to the Landlord upon the same terms as this Lease save that:

(i)	such lease will be subject to and with the benefit of this Underlease if and so far as it is subsisting;

(ii)	the term will commence on the date of such notice and expire on the date the Term specified in the Underlease Details is due to expire or would have expired but for its having already ended; and

(iii)	so far as there are outstanding breaches of the Tenant’s covenants in this Underlease, the Landlord may require without prejudice to its other remedies that such Underlease contains a covenant that they will be remedied promptly at the cost of the Surety, to the reasonable satisfaction of the Landlord.

(b)	The Surety will:

(i)	join in any consent, approval or licence required by any other person interested in the Demised Premises in connection with the grant of the lease; and

(ii)	on completion of such underlease indemnify the Landlord against its reasonable and proper costs in connection with the obtaining of any such consent, approval or licence and the grant of the underlease.

1.3	Ranking of claims

(a)	The Surety will only be entitled to enforce its rights in respect of any sums it pays or liabilities it incurs under the Surety’s covenants in this Underlease or in any new underlease it is required to take up under this Schedule after the Surety’s obligations under all such covenants have been observed, performed and discharged in full and the Surety shall not:

(i)	seek to recover from the Tenant or any third party whether directly or by way of set-off, lien, counter-claim or otherwise or accept any money or other property or security or exercise any rights in respect of any sum which may be or become due to the Surety on account of failure by the Tenant to observe, perform or discharge the Tenant’s covenants in this Underlease;

(ii)	claim, prove for or accept any payment in any composition by or winding up or liquidation of the Tenant or any third party in competition with the Landlord for any amount owing to the Surety on any account; or

(iii)	exercise any right or remedy in respect of any amount paid by the Surety under the Surety’s covenants in this Lease.

(b)	The Surety warrants to the Landlord that it has not taken and will not take any security from the Tenant or any third party in connection with the Surety’s covenants in this Underlease, or in any new lease it is required to take up under this Schedule, and any such security so taken shall be held in trust for the Landlord as security for the respective liabilities of the Surety and the Tenant.

1.4	Sole or principal debtor

Without prejudice to the rights of the Landlord against the Tenant as principal, the Surety as a separate and independent stipulation agrees that any liability mentioned in this Schedule which may not be recoverable on the footing of a guarantee whether by reason of any legal limitation, disability or incapacity on or of the Tenant or any other fact or circumstance and whether known to the Landlord or not, will nevertheless be recoverable from the Surety as though it had been incurred by the Surety and the Surety was the sole or principal debtor in respect of it and will be paid by the Surety on demand, together with interest (as well after as before any judgment) at the rate of four per centum per annum above the base rate of National Westminster Bank Plc from time to time from the date of demand until payment.

1.5	Immediate recourse

The provisions of this Schedule are in addition to, and not in substitution for, any other rights which the Landlord may have and may be enforced against the Surety whether or not recourse has been had to any such rights and whether or not any steps or proceedings have been taken against the Tenant.

1.6	Obligations to subsist

The rights of the Landlord and the obligations of the Surety will continue to subsist notwithstanding:

(a)	the neglect or forbearance of the Landlord in endeavouring to obtain payment of the rents reserved by this Underlease or enforcing the observance and performance of the Tenant’s covenants in this Underlease whether from or by the Tenant, the Surety or any other person;

(b)	any time which may be given by the Landlord for the payment of the rents reserved by this Underlease or the observance and performance of the Tenant’s covenants in this Underlease whether from or by the Tenant, the Surety or any other person;

(c)	the demand or acceptance of sums at a time when the Landlord has notice of a breach of the Tenant’s covenants in this Underlease;

(d)	the refusal by the Landlord in good faith to accept rent tendered by or on behalf of the Tenant, the Surety or any other person;

(e)	the grant of any licence, consent or approval by the Landlord;

(f)	any variation of this Underlease agreed between the Landlord and the Tenant for the time being;

(g)	the disposition of the Landlord’s reversion or any part of it or any disposition of the Demised Premises by the Tenant;

(h)	the release of any one or more persons for the time being constituting the Tenant or the Surety; or

(i)	any other act omission, matter or thing by which (but for this provision) the Tenant or the Surety would be exonerated either wholly or in part from its obligations to the Landlord other than a release under seal given by the Landlord,

1.7	Supplemental

If so required by the Landlord the Surety will join in any instrument made under or supplemental to this Underlease for the purpose of acknowledging it is bound by it and that the obligations in this Schedule extend to it.

1.8	Statutory avoidance

No assurance, security or payment which may be avoided under any Statute nor any release, settlement or discharge of the Surety which may have been given or made on the faith of any such assurance, security or payment shall prejudice or affect the right of the Landlord to recover from the Surety to the full extent of this Schedule as if such release, settlement or discharge had not occurred,

SCHEDULE 8

SERVICE CHARGE

PART A

THE SERVICES

1.	Landlord’s Covenants

Complying with the Landlord’s covenants outlined in Clause 5.4.

2.	Repair maintenance and decoration

Inspecting, maintaining (including effecting maintenance contracts), cleansing (including window cleaning), preparing, repairing, overhauling, decorating, rebuilding renewing and replacing (where necessary as part of repair) amending, carpeting, polishing, painting, repointing and otherwise treating the Building and any parts thereof, (excluding Lettable Space but including Service Accommodation and the Common Parts) and other things thereto belonging or used in connection therewith including all ways, roads, pavements, Plant, Conducting Media (and laying the same or connecting thereto) boundary walls and fences, party walls, party structures, passages and other conveniences comprised in the Building or which may belong to or be used by or for the Building, whether or not in common with other adjoining or neighbouring premises and so far as such sums are lawfully and properly due paying for or making any contribution towards the cost of any of the foregoing PROVIDED THAT the obligations of the Landlord under this paragraph do not extend to:

(a)	repair of cornices and stone feature bands on the exterior facades of the Demised Premises or the Building; or

(b)	replacement of the standby generator (if so required under the Superior Lease) with a standby generator having a capacity equivalent to that of the existing standby generator the Landlord’s obligation being limited to the provision of a standby generator with a capacity equivalent to 750kva.

3.	Operation of plant and machinery

During Business Hours (and during such additional hours as the Tenant shall reasonably request at the sole cost of the Tenant) providing and operating any heating, ventilating, air conditioning and circulating and hot and cold water systems, lifts, escalators, generators and all other Plant and systems serving the Building and providing any water, oil, electricity, gas and other fuel required for or consumed by the same or used in the provision of the Services, or heating and lighting the Common Parts and discharging all meter rents, standing charges and other expenses incurred by the Landlord in connection with any of the foregoing.

4.	Security installations

Providing, operating, insuring, maintaining, improving, repairing and renewing security systems and lighting installed in the Building.

5.	Toilet accommodation

Providing hot water to the Building and drying facilities, soap and other toilet requisites to toilet accommodation.

6.	Directory boards

Providing, maintaining, renewing and replacing street furniture, directory boards, name directional and other signs in the Building.

7.	Open areas and displays

Keeping planted areas stocked and tended and grassed areas mown and forecourts roads, vehicle ways, access ways, service yards, pavements and open areas of the Building (or which are adjoining or adjacent thereto and are used in connection therewith) clean, neat and tidy and providing, maintaining, replacing, planting, cultivating and keeping in good order floral pictorial artistic and other displays and exhibitions within or on the Common Parts.

8.	Statutory requirements

Taking all steps deemed desirable or expedient by the Landlord to comply with, or make representations against, or otherwise contest the incidence of the provisions of any Acts of Parliament relating or alleged to relate to the Building for which the Tenant is not directly liable under this Underlease.

9.	Fire fighting and precautions

Providing, purchasing, leasing, maintaining, insuring, testing, improving, renewing and replacing fire fighting equipment and appliances to the Building and fire prevention alarm detection and precaution measures and related systems and equipment therefor.

10.	Refuse collection and local authority charges

Removing rubbish and other refuse from the Building including the payment of costs levied by the local authority in relation to the collection of refuse or any other service rendered by the local authority and the provision and replacement of receptacles and Plant in connection therewith for use by the Tenant (and others in the Building).

11.	Enforcement of covenants

Enforcing or attempting to enforce any covenant in any lease or licence of the Landlord’s premises where in the opinion of the Landlord such enforcement is capable of benefiting the occupiers of the Building, including the Landlord, collectively (but excluding any covenant for the payment of principal rent).

12.	Service Accommodation and Common Parts

Providing, carpeting, equipping, furnishing, insuring, restoring, decorating, maintaining, repairing, cleansing, heating and lighting (including the repair and replacement of lighting equipment and fittings) Service Accommodation and providing and replacing blinds and curtains to Service Accommodation or Common Parts or any other property used for or in connection with the carrying out of any of the Services and paying gas, electricity, telephone charges and other outgoings of whatsoever nature in connection therewith.

13.	Staff

Employing staff and contractors, agents, workmen, porters, caretakers, housekeepers, professional advisers and others either directly or indirectly for the performance of duties in connection with the maintenance management or security of the Building and the provision of the Services and paying all expenditure in relation thereto including statutory and such other insurances, health, pension, welfare bonuses and other payments, contributions and premiums industrial training, levies, redundancy and similar or ancillary payments which the Landlord may be required by statute custom or otherwise to pay or may at its absolute discretion deem desirable or necessary and providing, purchasing, hiring and replacing uniforms, working clothes, protective and safety clothes and other items, tools, appliances, cleaning and other materials, bins, receptacles and other equipment and vehicles for the proper performance of their duties.

14.	Other services

Providing any other services apparatus or facilities in the interests of good estate management to or for the Building or any part thereof or for the general benefit of the tenants and occupiers thereof.

PART B

HEADS OF EXPENDITURE CHARGE OR ALLOWANCE

1.	Outgoings

Rates, water rates, taxes, charges, assessments, impositions and other outgoings whether parliamentary, parochial local or otherwise and whether or not of a capital or an annual or regularly recurring or novel nature at any time assessed on or payable by the owner or occupier of or in respect of the Building (other than Lettable Space but including Service Accommodation).

2.	Management Fees

Fees of managing agents and others for computing, collecting and recovering rents, service charges, and other contributions from occupiers of Lettable Space and for the general management of the Building (excluding fees for negotiating rent reviews or letting Lettable Space).

In relation to any Services provided by the Landlord or any expenditure incurred under any of the heads of expenditure set out in this Schedule in respect of which managing agents are not employed a management fee of 10% of the amount of the relevant expenditure.

3.	Audit fees

Fees and costs payable in respect of the Certificate and its certification, and of accounts kept and audits made for the purpose thereof, and of employing accountants or other professional persons for the proper administration of the Building and preparing accounts in connection with the Landlord’s Expenses and service charges and supplying information to tenants in relation thereto and to insurance.

4.	Bank charges

Bank charges and interest on overdrawings in respect of any accounts maintained for payment of the Landlord’s Expenses or the receipt of interim payments or service charges or other sums payable by tenants or occupiers of the Building in connection with the Services, or any of the matters mentioned in this Schedule.

5.	Taxation

Any tax of whatsoever nature including all penalties charges and interest thereon paid or payable by the Landlord in respect of any of the heads of expenditure or charge mentioned in this Schedule or otherwise in connection with the provision of the Services or the arrangements relating to any interest earning account or monies held for such purposes and any insurance policy referred to in this Lease.

6.	Default

Costs and expenses incurred in the recovery of overdue sums payable by any person liable to contribute towards the Landlord’s Expenses and any part of the Landlord’s Expenses not recovered in whole or in part for any reason from any person (other than the Landlord) Provided that if any sum in respect of an unpaid contribution to the Landlord’s Expenses for one Financial Year shall be recovered in a later Financial Year, the same shall be treated as a credit towards the Landlord’s Expenses incurred in the Financial Year in which the same is recovered.

7.	Rent for Service Accommodation

Rent, rates, water rates, insurance premiums, service charges and other payments and outgoings payable for or in connection with the Service Accommodation and in the case of Service Accommodation within the Building (or otherwise for which the Landlord does not have to account for an open market rent) a sum equal to the Landlord’s Surveyor’s reasonable estimate of the open market rent or rents for such Service Accommodation, such rents to be determined in respect of each Financial Year by the Landlord’s Surveyor on the assumption that the same is available for letting in the open market by a willing landlord and willing tenant with vacant possession on full repairing and insuring terms for use as Service Accommodation (and that such use is lawful) with all necessary rights for such use.

8.	Value Added Tax

Value Added Tax payable by the Landlord in respect of the Services or any expenditure within this Schedule to the extent not recoverable by the Landlord as an input.

9.	Other costs

Other costs or expenses properly attributable to the maintenance improvement protection or proper management of the Building and Service Accommodation and provision of the Services for the benefit of the Building or the tenants or occupiers thereof.

10.	Litigation

Fees and costs payable in connection with any litigation pursued by the Landlord against the Superior Landlord pursuant to Schedule 4, paragraph 1.1(c).

11.	Common expenses

Any costs and expenses (or a fair and reasonable proportion thereof) paid or incurred by or on behalf of the Landlord in connection with the provision of services or facilities on adjoining or neighbouring premises for the benefit of the Building.

PART C

CALCULATION AND PAYMENT OF THE SERVICE CHARGE

1.	Preparation of Certificate

The Landlord shall as soon as reasonably practicable after the end of the Relevant Financial Year procure the preparation of the Certificate, and the delivery of a copy to the Tenant.

2.	Demand for and calculation of the Service Charge

The Tenant shall within 14 days of demand accompanied by or following the provision of a copy of the Certificate for the Relevant Financial Year, pay the Landlord the Service Charge less any interim payments made by the Tenant on account thereof pursuant to this Schedule.

3.	Quarterly interim payments on account

The Tenant shall on the 25th March, 24th June, 29th September and 25th December (“the quarter days”) in every year pay to the Landlord an interim payment being such sum in advance and on account of the Service Charge prospectively payable for the Relevant Financial Year as the Landlord shall consider to be fair and reasonable and notify in writing to the Tenant.

The Landlord shall be at liberty to revise the interim payment with effect from any usual quarter day before the commencement or during the course of any Financial Year by notice in writing to the Tenant, and the interim payment payable on each quarter shall unless so revised be equal to the interim payment payable on the previous quarter day.

4.	Balancing payment

If it shall be found upon the issue of the Certificate that the aggregate of the interim payments made by the Tenant to the Landlord during the Relevant Financial Year:

(a)	exceeds the Service Charge payable for the Relevant Financial Year the excess shall be allowed to the Tenant against the interim payments next payable or, in the event of the Termination of the Term occurring, the excess or a duly apportioned part thereof shall be repaid to the Tenant; or

(b)	is less than the Service Charge payable for the Relevant Financial Year, the Tenant shall within 14 days of service of the Certificate pay the amount of any such shortfall to the Landlord.

5.	Application to the Term

This Part of this Schedule shall continue to apply notwithstanding the termination of the Term but only in respect of the period down to the termination of the Term and for apportionment purposes the Landlord’s Expenses for any Financial Year shall be deemed to have accrued evenly on a daily basis throughout the Relevant Financial Year.

PART D

INSURANCE

1.	Amount payable by the Tenant

The Tenant shall on demand pay to the Landlord:

(a)	the Tenant’s Proportion of the cost (excluding any part of such cost wholly payable by the Tenant under paragraph (b) below or by any other tenant of any other part of the Building under any corresponding provision under its lease) incurred by the Landlord from time to time (without deduction of any agency or other commission paid or allowed to the Landlord which the Landlord shall be entitled to retain) of insuring or procuring insurance and settling insurance claims in relation to:

(i)	the Building (in accordance with its covenant contained in this Underlease);

(ii)	the boilers, heating, ventilating, air conditioning, Plant and other equipment against breakdown, bursting and overflowing or other unforeseen circumstances, and damage to the Building arising from leakage or explosion thereof, and such other risks and perils as the Landlord may from time to time deem desirable to the extent not within paragraph (i) above;

(iii)	the lifts and other Plant against breakdown and such other risks and perils as the Landlord shall from time to time decide to the extent not within sub-paragraph (i) above;

(iv)	property owner’s, employer’s, third party and public liabilities of the Landlord or relating to the Building including those arising under the Defective Premises Act 1972;

(b)	any increase in the cost incurred by the Landlord of any of the insurances referred to in paragraph (a) caused by the use, or proposed use, of the Demised Premises by the Tenant or any other occupier thereof;

(c)	the cost incurred by the Landlord of insuring loss of any rent pursuant to clause 1.1(a)(ii) of Schedule 4 to this Underlease;

(d)	in the event of any damage to the Demised Premises by any of the Insured Risks any applicable excess under the relevant insurance policy;

(e)	the cost of insuring any fixtures or fittings installed by the Tenant which have become part of the Demised Premises or any alterations to the Demised Premises of which the Tenant has given the Landlord written notice and which the Landlord has agreed to insure.

2.	Option to collect as part of the Service Charge

If the Landlord shall so require all or any of the amounts payable pursuant to this Part of this Schedule may be collected as part of the Service Charge, in which case the said amounts or such of them as the Landlord may require shall be treated as if they were included within Part B of this Schedule and be collected pursuant to Part C of this Schedule.

PART E

FURTHER PROVISOS AGREEMENTS AND DECLARATIONS

1.	Interruption of Services

Notwithstanding anything contained in this Underlease, the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of:

(a)	any interruption in or to any of the services serving the Building or the Demised Premises or any failure to perform the Services by reason of any inspection, repair, renewal or maintenance of any systems or Plant or while any of the same are being replaced, nor while any new systems or Plant are being installed, nor by reason of damage thereto or destruction thereof or mechanical or other defect or breakdown, frost or other inclement conditions, strikes, lock out, shortage of fuel, materials water or labour or other cause beyond the Landlord’s reasonable control or taking steps to comply with any notice given or requirement or direction of any competent authority in respect of the Building;

(b)	any breach of any obligation relating to the provision of the Services, or to the repair or maintenance of the Building, or any of the services serving the Demised Premises or the Building until notice in writing thereof shall have been given to the Landlord and then only after the Landlord has been able to obtain all necessary permissions and consents for the performance of its obligations and if the labour and materials required therefor are available and a reasonable time in which to perform or remedy the same has elapsed;

Provided that in the case of those of the Services specifically mentioned Clause 5.4, (landlord’s covenant) the Landlord shall use all reasonable endeavours to remedy any such interruption, defect, breakdown or stoppage as soon as reasonably practicable after becoming aware of the same and to ensure that so far as reasonably possible the Tenant’s use and enjoyment of the Demised Premises is not materially adversely effected.

2.	Review of Services and Heads of Landlord’s Expenses

The Landlord may from time to time review the Services, and the heads of cost expenditure charge or allowance included in the calculation of the Landlord’s Expenses as it may consider appropriate in the interests of good estate management, and omit, add to, extend or vary the same and from, and after the relevant date of such review such omission, additions, extensions or variations shall be taken into account in the calculation of the Landlord’s Expenses and the Service Charge.

3.	Review of allocation of particular services

If by reason of any change in circumstances or otherwise in the opinion of the Landlord, part of the Landlord’s Expenses relate to services provided for the benefit of part only of the Building or for any particular occupiers or category of occupiers thereof, or it is otherwise fair and reasonable to do so, the Tenant’s Proportion may be varied or such part of the Landlord’s Expenses as shall so relate may be allocated in whole or in part to the persons (including the Tenant) so benefiting as may in the opinion of the Landlord be fair and reasonable.

4.	Performance of Services

No costs or expenses shall be excluded from the Landlord’s Expenses on the ground that the Landlord is obliged to carry out the relevant service to any third party and save as expressly provided in Clause 5.4 (landlord’s covenant) the Landlord shall not be obliged to perform all or any of the Services, or to provide or install any system or service not in existence at the date hereof, and reference to the services or heads of expenditure in Part A and Part B of this Schedule shall import no obligation on the part of the Landlord to incur any expenditure or perform any services within all or any of such heads of expenditure.

No objection shall be made to any cost incurred by the Landlord included in the calculation of the Landlord’s Expenses by reason that the material work or service in question might have been provided or performed at a lower cost or to a lower quality standard or specification or (save that the work or expense is not in respect of any of the Services or other expenditure within the definition of the Landlord’s Expenses) otherwise.

5.	Landlord to pay Service Charge for unlet parts

In the case of unlet Lettable Space, the Landlord shall bear the proportion of the Landlord’s Expenses which would have been recoverable from the tenant thereof had the same been let on the terms of this Underlease.

6.	Excluded Items

The Service Charge shall not include:

(a)	any costs or expenses (or increased costs or expenses) relating to Lettable Space of the Building occupied by the Landlord or any group company of the Landlord or any licensee or invitee of the Landlord that would be so recoverable had the same been let on a lease on similar terms of this Underlease;

(b)	any costs or expenses (or increased costs or expenses) relating to works done to any Lettable Space to induce another tenant or prospective tenant to take a lease or licence of any part of the Building;

(c)	any marketing costs for the Building;

(d)	in the case of any Lettable Space let or occupied on a basis that does not include service charge provisions at all, or service charge provisions materially less onerous than those contained in this Underlease, the Landlord shall bear on the same basis as the service charge in this Underlease (or shall be deemed to pay into the service charge amount) the amount of the service costs that would have been recoverable from the tenant thereof, had the same been let on similar terms to this Underlease (mutates mutandis);

(e)	if in respect of any item or cost or expenditure included in the Service Costs the Landlord shall receive any repayment thereof or contribution thereto in whole or part the amount so received shall be treated as a credit to the Service Costs in the Accounting period in which the same is received; and

(f)	any costs, expenses, charges or fees associated with or incurred or charged in respect of any Excluded Cost.

Signed as a deed on behalf of
COVINGTON & BURLING LLP, a company incorporated in the District of Columbia, by TIMOTHY C. HESTER being a	)
person who, in accordance with	)	Authorised signatory
the laws of that territory, is	)
acting under the authority of the company	)